UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 11, 2015
Dear Shareholder:
The 2015 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on Thursday, April 23, 2015 at 11:30 a.m. EDT.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect ten directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, (3) approve, on an advisory basis, our named executive officer compensation, and (4) approve the Diebold, Incorporated Annual Cash Bonus Plan.
We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2015 Proxy Statement and Annual Report for the year ended December 31, 2014, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.
All holders of record of Diebold, Incorporated common shares at the close of business on February 27, 2015 are entitled to vote at the 2015 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.
If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on our web site at http://www.diebold.com. The replay may be accessed on our web site soon after the meeting and shall remain available for up to three months.
We look forward to seeing those of you who will be attending the meeting.
Sincerely,

HENRY D.G. WALLACE Chairman of the Board

ANDREAS W. MATTES President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 23, 2015.
This proxy statement, along with our Annual Report for the year ended December 31, 2014, including exhibits, are available free of charge at www.proxyvote.com (you will need to reference the 12-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 23, 2015
11:30 a.m. EDT
Dear Shareholder:
The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on April 23, 2015 at 11:30 a.m. EDT, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve, on an advisory basis, our named executive officer compensation; and

4.	To approve the Diebold, Incorporated Annual Cash Bonus Plan.
Your attention is directed to the attached proxy statement, which fully describes these items.
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Holders of record of Diebold common shares at the close of business on February 27, 2015 will be entitled to vote at the Annual Meeting.
The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold’s Board of Directors.

By Order of the Board of Directors

Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary
March 11, 2015
(approximate mailing date)
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 2015
General Information
This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies to be used at our 2015 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.
These proxy materials are being sent to our shareholders on or about March 11, 2015.

Q:	When and where is the Annual Meeting?

A:	The 2015 Annual Meeting will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on April 23, 2015, at 11:30 a.m. EDT.

Q:	What items will be voted on at the Annual Meeting?

A:	At the Annual Meeting, you are being asked to:

• Elect ten directors;

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

• Approve, on an advisory basis, our named executive officer compensation; and

• Approve the Diebold, Incorporated Annual Cash Bonus Plan.

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Our record date for the 2015 Annual Meeting is February 27, 2015. Each shareholder of record of our common shares as of the close of business on February 27, 2015 is entitled to one vote for each common share held. As of the record date, there were 64,824,932 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the 2015 Annual Meeting:

• By mail – You may vote by completing, signing and returning the proxy card that you will receive in the mail;

• By Internet – We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 12 digit number located in a box on your proxy card that you can also receive in the mail, if requested; or

• By telephone – You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that you can also receive in the mail, if requested.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote:

• FOR each of our ten nominees for director;

• FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

• FOR the approval, on an advisory basis, of our named executive officer compensation; and

• FOR the approval of the Diebold, Incorporated 2015 Annual Cash Bonus Plan.

Q:	Can I change my vote after I have voted?

A:	You may change your vote at any time before your proxy is voted at the 2015 Annual Meeting by:

• Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the 2015 Annual Meeting to our Corporate Secretary at the Company’s address above;

• Submitting a later dated, signed proxy before the start of the 2015 Annual Meeting;

• If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. EDT on April 22, 2015; or

• Attending the 2015 Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?

A:
In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and that number of the votes may be cast all for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our non-executive Chairman, any Vice President or our Corporate Secretary no later than 11:29 a.m. EDT on April 21, 2015 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Corporate Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

We have received written notice from a shareholder that he desires that cumulative voting be in effect for the election of directors. Accordingly, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the director-nominees. However, if voting in such manner would not be effective to elect all such director-nominees, votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such director-nominees elected.

Q:	How many votes are required to adopt each proposal?

A:
For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2, 3 and 4, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?

A:
Our Board of Directors has adopted a policy that any director-nominee who is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote?”

A:
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposals 1, 3 or 4.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?

A:
A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?

A:
A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described below. For Proposals 2, 3 and 4, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:
Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Diebold encourages you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?

A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 12-digit control number on each Notice when voting by Internet.

Proposal 4: Approval of the Diebold, Incorporated Annual Cash Bonus Plan	56
Shareholders Sharing the Same Address	59
Expenses of Solicitation	59
Shareholder Proposals	59
Other Matters	60

CORPORATE GOVERNANCE
Board Leadership Structure
Since 2006, we have separated the roles of our Chief Executive Officer, or CEO, and our Chairman of the Board. The Company intends to maintain the separation between its CEO and Chairman of the Board positions for the time being and at least through 2015. Otherwise, the Board does not have a specific policy with respect to separating versus combining these roles, or whether the Chairman should be an employee or non-employee director. As such, the Board, primarily under the guidance of the Board Governance Committee, will continue to periodically review our leadership structure to determine whether to maintain this separation after 2015 in light of applicable corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the analysis.

Board and Director Assessments
The Board Governance Committee oversees the Board and director assessment program, as noted below in “Board Committees and Composition.” When taken together, the following assessment program provides a holistic review of the role, performance and function of the full Board, the Chairman and each director, in relation to the Company’s needs, challenges and opportunities. The assessment program includes:
•Full Board Self-Assessment. Annual self-assessment that includes a comprehensive questionnaire including a wide-range of topics designed to provide a holistic evaluation of the performance of the Board in light of the needs of the Company. Each director is required to complete the questionnaire. The results are reviewed and discussed by the Board Governance Committee, and any proposed actions are then reported to the full Board of Directors.
•Committee Assessments. Annual assessment of each Board Committee’s performance over the prior year, as led by the applicable Committee Chair. Results are reviewed by the respective Committee Chairs, and discussed with the applicable Committee members, and any proposed actions are then reported to the full Board of Directors.
•Chairman Assessment. Annual assessment of the Chairman of the Board that includes a comprehensive questionnaire including relevant topics necessary to provide a thorough analysis of the Chairman’s performance and role in leading the Board in its responsibilities and obligations. Each director completes the questionnaire anonymously. The results are reviewed by the Chairman and the Board Governance Committee, and any proposed actions are then reported to the full Board of Directors.
•Individual Director Assessment. Annual assessment of each individual director, including of themselves, that includes a comprehensive questionnaire including relevant topics necessary to provide a thorough analysis of each director’s performance on the Board. Each director completes the questionnaires anonymously with respect to the other directors. The results are reviewed by the Chairman who delivers feedback to each individual director.

Board Meetings and Executive Sessions
During 2014, the Board held five meetings in person. With the exception of Mr. Artavia, all of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2014. Due to scheduling conflicts with other professional obligations, Mr. Artavia attended 66% of the aggregate of the total Board and committee meetings on which he served in 2014.
In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion, our independent directors will meet in executive session prior to the start of a Board meeting.
While Diebold does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the 2015 Annual Meeting unless there are extenuating circumstances for nonattendance. All directors standing for re-election attended the 2014 Annual Meeting of Shareholders.

Board Risk Oversight
The Board and the Board committees collectively play an active role in overseeing management of the Company’s risks, and in helping the Company establish an appropriate risk tolerance. The Board oversees the Company’s risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, competitive, reputational, legal and regulatory risks. The Board also meets with senior management as part of each Board meeting, and more frequently as needed, to discuss strategic planning, including the key risks inherent in our short- and long-term strategies. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives, and the impact and management of these key risks.
In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board is then informed about such risks and management’s response to each risk through regular committee reports delivered by the Committee Chairs.
We also have robust internal dialog among our operations, finance, compliance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our CEO, Chief Financial Officer, Chief Operating Officer, Corporate Controller, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Human Resources Officer, Chief Communications Officer, and/or Vice President, Internal Audit and other Vice President leads of our various divisions and regions, as appropriate, with open lines of communication among them, the various committees of the Board and the entire Board.
We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, optimizes its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Diebold. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Board Committees and Composition
The Board’s current standing committees are the Board Governance Committee, Audit Committee, Compensation Committee and Investment Committee. In 2014, the Board also formed a Technology Strategy & Innovation Committee, which is discussed further below. The following is a summary of our committee structure and membership:

Audit Committee
This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Audit Committee are Patrick W. Allender, Chair, Roberto Artavia, Bruce L. Byrnes, Robert S. Prather, Jr., and Alan J. Weber, all of whom are independent under the NYSE Rules and applicable SEC requirements. In addition, the Board has determined that Messrs. Allender and Weber are audit committee financial experts within the meaning of such term under Item 407(d)(5) of Regulation S-K. This committee met in person or telephonically eight times during 2014, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.
Board Governance Committee
This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or consider the appropriate size of the Board. This committee makes recommendations regarding corporate governance principles, the composition of the Board committees, and the directors’ compensation for their services on the Board and on Board committees. This committee leads and oversees all of the Board assessments, including the Committee assessments with respect to process and design, as described above in “Board and Director Assessments.” This committee also oversees director orientation and education, as described in “Director Orientation and Education” below. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Patrick W. Allender, Bruce L. Byrnes, Rajesh K. Soin and Henry D. G. Wallace, all of whom are independent. This committee met in person or telephonically five times during 2014, and had informal communications between themselves and management at various other times during the year.
Compensation Committee
This committee administers our executive pay program. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also determines and measures achievement of corporate and individual goals, as applicable, by the executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for ratification of such achievements. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. For a narrative description of the committee’s processes and procedures for the consideration of executive officer compensation, and for further discussion of the committee members, see “Compensation Discussion and Analysis” below. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Compensation Committee are Phillip R. Cox, Chair, Richard L. Crandall, Gale S. Fitzgerald, Rajesh K. Soin and Henry D. G. Wallace, all of whom are independent under the NYSE rules and applicable SEC requirements. This committee met in person or telephonically four times during 2014, and had informal communications between themselves and management, as well as the Committee’s independent compensation consultant, at various other times during the year.
Investment Committee
This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and assessing at least annually the investment performance of our retirement plans and 401(k) plans. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox and Robert S. Prather, Jr. This committee met in person or telephonically once in 2014, and had informal communications between themselves and management at various other times during the year.
Technology Strategy and Innovation Committee
Upon the recommendation of the Board Governance Committee, this committee was formed by the Board in April 2014, and its functions include overseeing the Company’s technology goals and strategies. Specifically, the committee focuses on overseeing strategies regarding innovation, competitive differentiation, customer and market understanding, research and development and engineering programs, security and privacy dimensions, as well as partnering and acquisition proposals. The committee’s current charter is available on our web site at http://www.diebold.com.
The members of the Technology Strategy and Innovation Committee are Richard L. Crandall, Chair, Roberto Artavia and Gary G. Greenfield. This committee met in person or telephonically three times in 2014.

Director Independence
The Board determined that each of Patrick W. Allender, Roberto Artavia, Bruce L. Byrnes, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Gary G. Greenfield, Robert S. Prather, Jr., Rajesh K. Soin, Henry D. G. Wallace and Alan J. Weber, has no material relationship with Diebold (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our director independence standards, the NYSE director independence standards, and the SEC independence requirements, as applicable and as currently in effect. Andreas W. Mattes does not meet these independence standards because he is employed as our President and CEO. Our director independence standards are available on our web site at http://www.diebold.com.
In making the independence determinations, the Board considered the following:

•
Mr. Crandall serves on the board of directors of R.R. Donnelley & Sons Company, which provided printing services related to our proxy statement for our 2014 annual meeting of shareholders for a fee of approximately $31,000. The Board determined that the provision of these services and Mr. Crandall’s board membership did not create a material relationship or impair the independence of Mr. Crandall.

•
Mr. Weber serves on the board of directors of Broadridge Financial Solutions, Inc., which provided processing, mailing and tabulation services for our proxy statement in 2014 for a fee of approximately $154,000. The Board determined that the provision of these services and Mr. Weber’s board membership did not create a material relationship or impair the independence of Mr. Weber.

•
Mr. Cox serves as President and CEO of Cox Financial Corporation, which may act as the broker with respect to certain supplemental disability benefits purchased by our employees, at their own expense and election, from certain insurance companies. Diebold is not a client or customer of Cox Financial Corporation and does not participate in the employee’s decision. To date, Cox Financial has not received any remuneration as a result of these brokerage services. The Board determined that the provision of these brokerage services to our employees, at their own expense and election, for purposes of their long term disability insurance coverage, did not create a material relationship or impair the independence of Mr. Cox.

Related Person Transaction Policy
Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in “Board Diversity, Director Qualifications and Corporate Governance Guidelines,” we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.
This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.
Our Corporate Governance Guidelines are available on our website at www.diebold.com.
In 2014, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors
Shareholders and interested parties may communicate with our committee chairs or with our non-employee directors as a group, by sending an email to:

•	Audit Committee – auditchair@diebold.com

•	Board Governance Committee – bdgovchair@diebold.com

•	Compensation Committee – compchair@diebold.com

•	Independent Directors – nonmanagementdirectors@diebold.com
Communications may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications we receive that are addressed to non-employee members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether communications require immediate attention. The Corporate Secretary will forward communications, or a summary of communications, to the appropriate director or directors.

A majority of the independent directors of the Board approved this process for determining which communications are forwarded to various members of the Board.

Code of Business Ethics
All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct as provided in our Code of Business Ethics, or the Code. The Code ties our core values to the ethical principles that must guide our business decisions. The Code also provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior. All members of the Board have received training specific to the Code.
The Code applies not only to us, but also to all of our domestic and international affiliates and subsidiaries. The Code describes certain responsibilities that our directors, executive officers and employees have to Diebold, to each other and to our global partners and communities. It covers many topics, including compliance with laws, including the Foreign Corrupt Practices Act and relevant global anti-corruption laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related-party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of the Code. Our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including the Code.
The Code of Business Ethics is available on our web site at http://www.diebold.com.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the year ended December 31, 2014 were Phillip R. Cox, Chair, Richard L. Crandall, Gale S. Fitzgerald, Rajesh K. Soin and Henry D. G. Wallace. Except with respect to Mr. Wallace’s temporary executive status during the period between our prior CEO stepping down in January 2013 until Mr. Mattes assumed the chief executive officer role (as previously disclosed in our 2014 annual proxy statement), no member of the Compensation Committee is or has been an employee of Diebold. In addition, no member of the Compensation Committee has had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of Diebold served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of Diebold or member of the Compensation Committee during 2014.

Director Orientation and Education
All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process where the new director meets with key senior management personnel and takes a tour through our global solutions center to improve his or her understanding of our business and global products and solutions. In addition, the orientation process educates the new director on our strategic plans, significant financial matters, core values, including ethics and compliance programs (and also including our Code of Business Ethics), corporate governance practices and other key policies and practices.

COMPENSATION OF DIRECTORS
The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is our goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with our performance.
The annual retainer received by the directors during 2014 remained the same as those paid in 2013. Accordingly, during 2014, our non-employee directors received an annual retainer of $65,000 for their service as directors. Our non-executive Chairman of the Board received an additional annual retainer of $100,000 (increased from $90,000 effective May 1, 2014).
In addition to their annual retainers, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Member	Chair
Audit Committee	$11,000	$25,000
Compensation Committee	$7,500	$20,000
Board Governance Committee	$7,500	$15,000
Investment Committee	$3,000	$10,000
Technology Strategy and Innovation Committee	$7,500	$15,000
The varying fee amounts are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service.
A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.
In addition to cash compensation, each non-employee director may also receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, as amended and restated on February 12, 2014, which we refer to as the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors that targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in “Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis.”
Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. Those stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.
Beginning in 2007, our non-employee directors were awarded deferred common shares instead of stock options. We believe deferred shares strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders. In addition, the non-employee directors are subject to the Director Stock Ownership Guidelines, as discussed below.
In 2014, each non-employee director was awarded 3,162 deferred common shares, subject to a one year vesting condition. Each award approximated $125,000 in value.
The following table details the cash retainers and fees received by our non-employee directors during 2014, as well as the aggregate grant date fair value of stock grants awarded during 2014 pursuant to our 1991 Plan:

2014 Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	93,334	124,425	14,400	232,159
Roberto Artavia	81,000	124,425	7,557	212,982
Bruce L. Byrnes	82,667	124,425	17,620	224,712
Phillip R. Cox	85,333	124,425	26,360	236,118
Richard L. Crandall	82,833	124,425	26,762	234,020
Gale S. Fitzgerald	85,000	124,425	25,900	235,325
Gary G. Greenfield[4]	48,333	124,425	2,727	175,485
Robert S. Prather, Jr.	78,000	124,425	7,557	209,982
Rajesh K. Soin	79,000	124,425	11,295	214,720
Henry D. G. Wallace	175,667	124,425	28,315	328,407
Alan J. Weber	84,333	124,425	25,900	234,658

[1]
This column reports the amount of cash compensation earned in 2014 for Board and committee service, including Board retainer amounts discussed above and the following committee fees earned in 2014 (partial amounts reflect pro-rated fees based on time of actual committee service during 2014, as well as an increase in committee and committee chair fees effective as of May 1, 2014):

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Investment Committee ($)	Technology Strategy & Innovation Committee ($)
Patrick W. Allender	21,667	6,667	—	—	—
Roberto Artavia	11,000	—	—	—	5,000
Bruce L. Byrnes	11,000	6,667	—	—	—
Phillip R. Cox	—	—	17,333	3,000	—
Richard L. Crandall	—	—	7,333	1,000	9,500
Gale S. Fitzgerald	—	12,667	7,333	—	—
Gary G. Greenfield	—	—	—	—	5,000
Robert S. Prather, Jr.	11,000	—	—	2,000	—
Rajesh K. Soin	—	6,667	7,333	—	—
Henry D. G. Wallace	—	6,667	7,333	—	—
Alan J. Weber	11,000	—	—	8,333	—

[2]
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2014, as further described above. Each director received 3,162 deferred shares as of April 24, 2014, with a closing price of our common shares on that date of $39.35. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2014, the aggregate number of vested and unvested deferred shares held by our current directors was: Mr. Allender, 13,312; Mr. Artavia, 7,362; Mr. Byrnes, 16,112; Mr. Cox, 23,712; Mr. Crandall, 24,062; Ms. Fitzgerald, 23,312; Mr. Greenfield, 3,162; Mr. Prather, 7,362; Mr. Soin, 10,612; Mr. Wallace, 25,412; and Mr. Weber, 23,312. In addition, as of December 31, 2014, the aggregate number of common shares issuable pursuant to options outstanding held by current directors was: Mr. Cox, 9,000; Mr. Crandall, 9,000; Ms. Fitzgerald, 9,000; Mr. Wallace, 9,000; and Mr. Weber, 9,000.

[3]	This column represents dividend equivalents paid in cash on deferred shares.

[4]	Mr. Greenfield was elected to the Board of Directors at the 2014 Annual Meeting of Shareholders in April 24, 2014.

Director Stock Ownership Guidelines
As reported in our 2014 proxy, the Board updated its stock ownership guidelines in 2013 to better align with the practices of our peer group (discussed further below under “Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis”). Each non-employee director is expected to own common shares of Diebold valued at least five times the annual retainer and the directors are not permitted to sell any vested shares prior to meeting this ownership level. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under “Security Ownership of Directors and Management,” the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years.

CONSIDERATION OF DIRECTOR-NOMINEES
Shareholder Nominees
The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”
Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•
complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of Diebold if elected; and

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of Diebold.
Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also “Shareholder Proposals” below.

Identifying and Evaluating Nominees for Directors
The Board Governance Committee considers many methods for identifying and evaluating director-nominees. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.
As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.
Majority Voting Policy
In 2007, the Board adopted a majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.
Board Diversity, Director Qualifications and Corporate Governance Guidelines
In evaluating director-nominees, the Board Governance Committee considers many factors in order to strengthen the talent and capabilities of the Board, and any committees, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board that combines broad business and industry experience with comprehensive diversity characteristics and professional viewpoints. Together, these considerations enable us to appropriately pursue our strategic objectives domestically and abroad.
Qualifications for Board service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities. However, the Board Governance Committee makes its determinations as to director selection based on the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include whether:

•	the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•
whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board, including the candidate’s applicable experience, skill set and diversity qualifications, as noted above, in order to support the current and future needs of the Company; and

•	whether the candidate would be considered independent under the rules of the SEC, NYSE and our standards with respect to director independence.
Final approval of any candidate is determined by the full Board. In addition, the performance and contributions of each incumbent director are assessed as part of the Board’s annual assessment program, as discussed above in “Board and Director Assessments.”
A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com.
The Board Governance Committee has identified the director-nominees below as fitting the general qualifications described above, and in particular, due to the specific experience, skills and qualifications each of them would bring or continue to bring to the Board as set forth in more detail below.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board recommends that its ten nominees for director be elected at the 2015 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the ten nominees.
All director-nominees are presently members of the Board and were previously elected by our shareholders. All of the director-nominees, except for Andreas W. Mattes, our President and CEO, are independent as defined by the corporate governance standards of the NYSE.
If for any reason any director-nominee is not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.
Recommendation of the Board
The board recommends a vote FOR the election of our ten nominees as directors.

The Director-Nominees are:

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Patrick W. Allender Director since 2011 Age — 68
February 2007: Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation, Washington, D.C. (diversified manufacturing)
Currently a director of Brady Corporation, Milwaukee, Wisconsin (identification solutions) since 2007, where he serves as Chair of the Finance Committee, and a member of the Audit and Nominating Committees; and Colfax Corporation, Fulton, Maryland (diversified manufacturing) since 2008, where he serves as Chair of the Governance Committee and a member of the Audit Committee.
Chair of our Audit Committee and member of our Board Governance Committee.
Mr. Allender’s 18 years as Chief Financial Officer of a large publicly-traded company with global operations provides our Board with valuable expertise in financial reporting and risk management. In addition, as a result of Mr. Allender’s public accounting background, including as audit partner of a major accounting firm, he is exceptionally qualified to serve as Chair of our Audit Committee.

Phillip R. Cox Director since 2005 Age — 67
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (financial planning and wealth management services).

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 1993, where he has served as Chairman of the Board since 2003 and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees; Touchstone Investments, Cincinnati, Ohio (mutual fund company) since 1993, where he has served as Chairman of the Board since 2008; and The Timken Company, Canton, Ohio (engineered steel products) since 2004, where he has served as a member of the Audit Committee since 2004, and served as Chair of the Finance Committee from 2004 – 2011.

Chair of our Compensation Committee and member of our Investment Committee.

Mr. Cox’s 43 years of experience as a president and Chief Executive Officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides the Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a Chief Executive Officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience in the financial services industry provides the understanding necessary to serve on our Investment Committee.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Richard L. Crandall Director since 1996 Age — 71
2001 - Present: Managing Partner, Aspen Venture LLC, Aspen, Colorado (venture capital and private equity); 2007 - Present: Executive Chairman, Pelstar LLC, Chicago, Illinois (medical equipment manufacturing and sales); 1995 - Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO roundtable for software industry).
Currently a director of R.R. Donnelley & Sons Company, Chicago, Illinois (interactive communications provider) since January 2012, where he serves as a member of the Governance, Responsibility and Technology Committee. Formerly a director of Novell, Inc. (infrastructure software) from 2003 - 2011, where he served as Chairman of the Board from 2008 - 2011; Claymore Dividend & Income Fund, Lisle, Illinois (management investment company) from 2004 - 2010; and Platinum Energy Solutions, Houston, Texas (energy services) from 2012 - 2013.
Chair of our Technology Strategy and Innovation Committee and member of our Compensation Committee.
Mr. Crandall’s extensive experience as an entrepreneur, leader and Board member with several companies in the information technology and technology fields, and in the financial industry, including serving as chairman of a $900 million global information technology business, brings diversity of thought to our Board. Further, during his 19 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise to our Compensation Committee, and his information technology experience provides perspective on technology risks facing us, as well as our technology-related strategies.

Gale S. Fitzgerald Director since 1999 Age — 64
December 2008: Retired President and Director, TranSpend, Inc., Bernardsville, New Jersey (total spend optimization).
Currently a director of Health Net, Inc., Woodland Hills, California (managed healthcare) since 2001, where she serves as Chair of the Finance Committee and a member of the Audit Committee; and Cross Country Healthcare, Inc. Boca Raton, Florida (healthcare staffing) since 2007 where she serves as Chair of the Governance and Nominating Committee and a member of the Audit Committee.
Chair of our Board Governance Committee and member of our Compensation Committee.
Ms. Fitzgerald’s international experience as Chief Executive Officer in the information technology industry, Chief Executive Officer of a business unit of International Business Machines and the President and Chief Executive Officer of two privately-held consulting companies brings a well-rounded and diverse perspective to our Board discussions and provides significant insight in critical areas that impact our company, including information technology, supply chain management, procurement solutions, human resources and compensation, strategic planning and operations management. With over 20 years of multiple board and committee experiences, Ms. Fitzgerald provides valuable insight to our board processes and deliberations, and she provides a unique point of view to our Board Governance and Compensation Committees.

Gary G. Greenfield Director since 2014 Age — 60
2013 - Present: Partner, Court Square Capital Partners, New York, New York (private equity); 2007 - 2013: Chairman, CEO and President, Avid Technology, Inc., Burlington Massachusetts (digital media and entertainment).
Formerly a director of Vocus, Inc., Beltsville, Maryland (marketing and public relations software) where he served as Chair of the Nominating and Governance Committee from 2008 - 2014.
Member of our Technology Strategy and Innovation Committee.
Mr. Greenfield’s proven senior executive experience in high technology industries, coupled with his exceptional ability to grow markets, both domestic and international, and develop products, provides the Board with experience relevant to many key aspects of our business. Mr. Greenfield’s strong skills at developing company vision and strategies in the evolving software development field strengthen the proficiency of our Board in this area.

Andreas W. Mattes Director since 2013 Age — 53
2013 - Present: President and Chief Executive Officer, Diebold, Incorporated; 2011 - 2013: Senior Vice President, Global Strategic Partnerships, Violin Memory (computer storage systems); 2008 - 2011: Senior Vice President and General Manager of Enterprise Services for the Americas, Hewlett-Packard Co. (computer technologies).
As President and Chief Executive Officer of Diebold, Mr. Mattes’ day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Robert S. Prather, Jr. Director since 2013 Age — 70
2012 - Present: Managing Director, Heartland Media (television broadcast); 1992 – 2012: President and Chief Operating Officer, Gray Television, Inc. (television broadcast).

Mr. Prather currently serves as lead independent director of GAMCO Investors, Inc. (asset management and financial services). Previously, Mr. Prather served as director of Bull Run Corporation (sports marketing and management), Draper Holdings Business Trust (television broadcasting trust), and Ryman Hospitality Properties, Inc. (real estate investment trust).

Member of our Audit and Investment Committees.

Mr. Prather brings significant acumen to the Board as a result of his extensive, broad-based business background, and critical leadership and Board roles in diverse industries. Particularly, Mr. Prather’s long-term experience within the financial and investment services market brings valuable insight to the Board. In addition, his knowledge and familiarity with the specific needs of companies within regulated industries further strengthens the proficiency of our Board in that area.

Rajesh K. Soin Director since 2012 Age — 66
1998 – Present: Chairman of the Board and Chief Executive Officer, Soin International LLC, Beavercreek, Ohio (investment holding company); 2002 - 2008: Chairman of the Board and Chief Executive Officer, MTC Technologies, Inc. (military defense systems).

Member of our Board Governance and Compensation Committees.

Mr. Soin’s experience as an entrepreneur is a tremendous asset. Mr. Soin has extensive experience in India, where we continue to focus on growth in that emerging market, and his engineering and software development background brings additional technical expertise to our Board. Further, Mr. Soin’s significant government contracting experience as the founder and Chairman of MTC Technologies Inc., a NASDAQ listed company before being acquired by BAE Systems, provides additional perspective in helping us grow our security business.

Henry D.G. Wallace Director since 2003 Age — 69
August 2013 – Present: Non-executive Chairman of the Board, Diebold, Incorporated; January 2013 – August 2013: Executive Chairman of the Board, Diebold, Incorporated

Currently a director of Lear Corporation, Southfield, Michigan (automotive components) since 2005, where he has served as non-executive Chairman of the Board since August 2010 and where he serves as a member of the Governance & Nominating, and Compensation Committees. Mr. Wallace also served as director of Hayes Lemmerz International Inc. (steel and aluminum wheels) from 2003 until February 2012; and Ambac Financial Group, Inc., New York, New York (financial guarantee insurance holding company) from 2004 until March 2013.

Chairman of the Board and member of our Board Governance and Compensation Committees.

Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of managing a global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board. As a result of Mr. Wallace’s background as a Chief Financial Officer, he is exceptionally qualified to serve as our current non-Executive Chairman of the Board and on our Governance and Compensation Committees, as well as previously serving as Chair of our Audit Committee in 2012.

Alan J. Weber Director since 2005 Age — 66
2007 - Present: Chief Executive Officer, Weber Group LLC, Greenwich, Connecticut (investment advisory); 2009 - 2013: Operating Partner, Arsenal Capital Partners, LLC, New York, New York (private equity).

Currently a director of Broadridge Financial Solutions, Inc., Lake Success, New York (investor communications, securities processing, and outsourcing) since 2007, where he serves as a member of the Audit Committee, and as Chairman of the Compensation Committee; and Sandridge Energy, Inc., Oklahoma City, Oklahoma (energy exploration and production) since 2013, where he serves as Chairman of the Nominating and Governance Committee.

Chair of our Investment Committee and member of our Audit Committee.

Mr. Weber’s experience as a Chief Executive Officer and Chief Financial Officer in the financial industry, as well as 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to both our Audit Committee and our Investment Committee.

BENEFICIAL OWNERSHIP OF SHARES
To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2014, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	GGCP, Inc. et al One Corporate Center Rye, New York 10580	6,317,214[1]	9.90%
Common Shares	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	5,897,102[2]	9.10%
Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,069,258[3]	6.30%
Common Shares	SouthernSun Asset Management LLC 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	4,055,030[4]	6.30%
Common Shares	BlackRock, Inc. 55 East 52nd Street New York, New York 10022	3,959,642[5]	6.10%
Common Shares	Capital World Investors 333 South Hope Street Los Angeles, California 90071	3,925,000[6]	6.00%
Common Shares	Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	3,407,560[7]	5.30%
Common Shares	Jennison Associates LLC 466 Lexington Avenue New York, New York 10017	3,352,730[8]	5.20%

[1]
Information regarding share ownership was obtained from the Schedule 13D/A filed jointly on January 16, 2014 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., MJG-IV Limited Partnership, GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli. We have not received any evidence in the Schedule 13D filings of the foregoing entities that indicates an increase or decrease in the number of our common shares held by such entities during the fiscal year ended December 31, 2014. The entities reported their beneficial ownership as follows: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,708,900 common shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 4,248,641 common shares and sole dispositive power with respect to 4,467,741 common shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 8,000 common shares; (D) MJG - IV Limited Partnership had sole voting and dispositive power with respect to 5,000 common shares; (E) Gabelli Foundation, Inc. had sole voting and dispositive power with respect to 5,000 common shares; (F) GGCP, Inc. had sole voting and dispositive power with respect to 35,000 common shares; (G) Mario J. Gabelli had sole voting and dispositive power with respect to 86,403 common shares; (H) GAMCO Investors, Inc. had sole voting and dispositive power with respect to 80 common shares; and (I) Gambelli Securities, Inc. had sole voting and dispositive power of 1,000 common shares. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. GAMCO Investors, Inc., and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario J. Gabelli and the Gabelli Foundation, Inc.

[2]
Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 12, 2015 by State Street Corporation (“State Street”) and its subsidiary, SSGA Funds Management, Inc. (“SSGA”). State Street has shared voting and dispositive power over 5,897,102 shares of our common stock. SSGA is the beneficial owner of, and has shared dispositive and voting power over 3,822,059 of our common shares, or 5.9% of our common shares outstanding. In addition to SSGA, the following direct or indirect subsidiaries of State Street also beneficially own shares of our common stock: State Street Global Advisors Limited, State Street Global Advisors Australia Limited and State Street Global Advisors Asia Limited.

[3]
Information regarding share ownership was obtained from the Schedule 13G/A filed February 10, 2015 by The Vanguard Group (“Vanguard”). Vanguard has sole voting power over 43,303 of our common shares, sole dispositive power over 4,031,055 of our common shares, and shared dispositive power over 38,203 of our common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,203 of our common shares, or 0.1% of our common shares outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,100 of our common shares as a result of its serving as investment manager of Australian investment offerings

[4]
Information regarding share ownership was obtained from the Schedule 13G filed on February 13, 2015 by SouthernSun Asset Management LLC (“SouthernSun”). SouthernSun is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. SouthernSun has sole voting power over 3,668,360 of our common shares, and sole power to dispose or direct the disposition of 4,055,030 of our common shares.

[5]
Information regarding share ownership was obtained from the Schedule 13G/A filed on February 9, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 3,779,962 of our common shares, and sole dispositive power over 3,959,642 of our common shares. BlackRock is the parent company of the following subsidiaries that beneficially own our common shares: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Life Limited. No one BlackRock subsidiary’s interest in our common shares is more than 5% of our common shares outstanding.

[6]
Information regarding share ownership was obtained from the Schedule 13G filed on February 13, 2015 by Capital World Investors (“Capital World”). Capital World is a division of Capital Research and Management Company (CRMC), and is deemed to be the beneficial owner of 3,925,000 of our common shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World holds more than 5% of our outstanding common shares as of December 31, 2014 on behalf of The Income Fund of America. Capital World has sole voting and dispositive power over 3,935,000 of our common shares.

[7]
Information regarding share ownership was obtained from the Schedule 13G filed on February 13, 2015 by Prudential Financial, Inc. (“Prudential”). Prudential is the parent holding company of Jennison Associates LLC, which is the beneficial owner of 3,352,730 of our common shares, or 5.2% of our common shares outstanding. Prudential is also the parent holding company of Quantitative Management Associates LLC, which is the beneficial owner of 54,380 of our common shares, or 0.1% of our common shares outstanding. Prudential has sole voting and dispositive power over 261,070 of our common shares, shared voting power over 2,572,633 of our common shares and shared dispositive power over 3,146,490 of our common shares.

[8]
Information regarding share ownership was obtained from the Schedule 13G filed on February 9, 2015 by Jennison Associates LLC (“Jennison”). Jennison has sole voting power over 2,778,873 of our common shares and shared dispositive power over 3,352,730 of our common shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of our common shares held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our common shares held by the Managed Portfolios. Jennison does not file jointly with Prudential; as such, our common shares reported on Jennison Schedule 13G may be included in the shares reported by Prudential.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows the beneficial ownership of Diebold’s common shares, including those shares that individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) (a) our CEO, (b) our CFO, and (c) our three other most highly compensated executive officers serving as of December 31, 2014, and (3) all director-nominees, Named Executive Officers and other executive officers as a group as of February 27, 2015.
Ownership is also reported as of February 27, 2015 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned	Stock Options Exercisable Within 60 Days	Deferred Shares[1]	Percent of Class
Patrick W. Allender	—	—	13,312	*
Roberto Artavia	—	—	7,362	*
Bruce L. Byrnes	—	—	16,112	*
Phillip R. Cox	—	9,000	23,712	*
Richard L. Crandall	6,089	9,000	24,062	*
Gale S. Fitzgerald	6,089	9,000	23,312	*
Gary G. Greenfield	—	—	3,162	*
Robert S. Prather, Jr.	—	—	7,362	*
Rajesh K. Soin	3,000	—	10,612	*
Henry D. G. Wallace	500	9,000	25,412	*
Alan J. Weber	1,500	9,000	23,312	*
Named Executive Officers:
Andreas W. Mattes President and Chief Executive Officer	86,243	83,955	—	*
Christopher A. Chapman Senior Vice President and Chief Financial Officer	21,825 [2]	28,189	—	*
George S. Mayes, Jr. Executive Vice President and Chief Operating Officer	73,332 [2]	117,591	—	*
Stefan Merz Senior Vice President, Strategic Projects	11,469	4,916	—	*
Sheila M. Rutt Vice President, Chief Human Resources Officer	44,296 [2]	49,188	—	*
All Current Directors, Director-Nominees, Named Executive Officers and Current Executive Officers as a Group (19)	276,531	368,794	177,732.995%
*    Less than 1%.

[1]
The deferred shares awarded to the director-nominees, as discussed above under “Compensation of Directors,” are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

2Includes shares held in his/her name under the 401(k) Savings Plan over which he/she has voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2014, our directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of this proxy statement. Based on our review and discussions, we recommend to the Board that the “Compensation Discussion and Analysis” be included in (or incorporated by reference as applicable) our Annual Report on Form 10-K for the year ended December 31, 2014 and this proxy statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Compensation Committee:
Phillip R. Cox, Chair
Richard L. Crandall
Gale S. Fitzgerald
Rajesh K. Soin
Henry D. G. Wallace

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee, or the Committee, has oversight responsibility for the development and administration of our executive compensation policies and programs. This “Compensation Discussion and Analysis” describes the material components of our executive pay program for our Named Executive Officers, or the NEOs, identified below, and explains how and why the Committee arrived at specific compensation policies and decisions for our NEOs in 2014.
Name                         Title
Andreas (Andy) W. Mattes            President and Chief Executive Officer
Christopher A. Chapman            Senior Vice President and Chief Financial Officer
George S. Mayes, Jr.                Executive Vice President and Chief Operating Officer
Stefan E. Merz                Senior Vice President, Strategic Projects
Sheila M. Rutt                Vice President, Chief Human Resources Officer
Our 2014 executive compensation structure consists of three primary components: base salary, annual cash bonus incentives, and long-term incentives. Within the long-term incentive component, we utilize a mix of programs, as shown below.
Our compensation structure for senior leadership is as follows:

To assist shareholders in finding important information, this “Compensation Discussion and Analysis” is organized as follows:
Executive Summary

2014 Company Highlights

During 2014, Mr. Mattes and other senior leadership, including the other NEOs, implemented the strategy to transform Diebold into a world-class, services-led and software enabled company, supported by innovative hardware, that automates the way people connect with their money. The transformation strategy, referred to as Diebold 2.0, follows a “Crawl, Walk, Run” approach that requires the core business operations to be stabilized in the “Crawl” phase while building the foundation for future growth in the “Walk” and “Run” phases.  Four core pillars provide a clear path toward reaching this multi-year objective:

•	Reduce our cost structure and improve our near-term delivery and execution.

•
Generate increased free cash flow in order to fund the investments necessary to drive profitable growth, while preserving the ability to return value to shareholders in the form of reliable dividends and, as appropriate, share repurchases.

•	Attract and retain the talent necessary to drive innovation and the focused execution of the transformation strategy.

•	Return to a sustainable, profitable growth trajectory.
We see opportunities to leverage our capabilities in services, software and innovation to meet the needs of our rapidly evolving markets.  We have sharpened our focus on executing our core strategies in financial self-service and electronic security.  This includes making the appropriate investments to deliver growth within these areas, especially in research, development and engineering. In addition, we remain committed to a disciplined risk assessment process, focused on proactively identifying and mitigating potential risks to our continued success.

Fiscal 2014 marked the first full year of executing our business transformation strategy, which encompassed foundational changes required to stabilize the Company and improve performance trends. We executed on the “Crawl” phase of our transformation in 2014 and ended the year with solid operational performance. While still in the “Crawl” phase, we now begin 2015 with a clear line of sight to “Walk.” Accordingly, the Committee believes that the executive pay program for our NEOs in 2014 was designed to incentivize and achieve our pay-for-performance goals, and was instrumental in helping us execute on this portion of our transformation strategy based on the Committee’s executive pay philosophy and its evaluations of the following, among other factors:

•	The NEOs’ respective roles in executing our short- and long-term strategic goals related to our transformation; and

•	Achievement of the following 2014 financial results (discussed in more detail below under “Compensation Elements”), among others:

◦	Non-GAAP operating profit, or OP (OP is generally the GAAP operating profit of the Company, adjusted to exclude restructuring charges, non-routine income and expenses, and impairment charges);

◦	Free cash flow, or FCF (FCF is net cash generated from our operating activities and available for execution of our business strategy, excluding capital expenditures); and

◦	Non-GAAP earnings per share, or EPS (non-GAAP EPS is net income per share, excluding restructuring charges, non-routine income and expenses, and a non-cash impairment charge).
The Committee believes that using non-GAAP financial metrics is a better indication of our base-line performance, and that the exclusion of restructuring charges, non-routine expenses and income and impairment charges, permits evaluation and comparison of results for our core business operations. Also, management internally assesses the Company’s performance and provides external guidance to our investors on a non-GAAP basis.

2014 Say-on-Pay Vote
At the 2014 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our NEOs received strong support (96.7% of votes cast). Management and the Committee considered this strong support of the current pay structure by our shareholders in their compensation program discussions throughout 2014.
Based on our say-on-pay results, the Committee expects to continue to apply the same principles in determining future executive compensation policies and programs. The Committee is dedicated to continuous improvement to the executive pay program, consistent with its overall compensation strategy, and will continue to review and evaluate market trends and best practices in designing and implementing elements of our compensation program.

Executive Compensation Best Practices
We maintain “best practice” executive compensation governance standards. Some of our following guidelines and policies are described in more detail below under “Other Compensation Policies” or elsewhere in this “Compensation Discussion and Analysis”:

What We Do (Best Practice)	What We Don’t Do/Don’t Allow
Set stock ownership guidelines for executives and directors.	x	No hedging or pledging of company stock by executives or directors.
Review tally sheets for executives.	x	No dividends are paid on unearned performance shares.
Disclose performance goals for incentive payments.	x	No change-in-control severance multiple in excess of three times salary and target bonus.
Set maximum payout caps on our annual and long-term incentives.	x	No future excise tax gross-ups upon a change in control (except for current grandfathered arrangements).
Pay for performance with 84% of our Chief Executive Officer’s total pay opportunity being performance-based “at risk” compensation.	x	No re-pricing or cash buyout of underwater stock options is allowed.
Cap performance share payments if three-year shareholder return is negative, regardless of our ranking.	x	No enhanced retirement formulas.
Limit perquisites and other benefits, and do not include income tax gross-ups.	x	No market timing with granting of equity awards.
Through the Committee’s independent consultant, engage in an ongoing assessment of the Company’s compensation practices against the market, the Company’s competition, and other applicable metrics.
Incorporate general severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection.
Perform an annual compensation risk assessment.
Hire an independent consultant reporting directly to the Compensation Committee.
Enforce strict insider trading policies, incentive plan clawback policies, and blackout periods for executives and directors.

Our Compensation Strategy
Our executive pay program is specifically designed to:

•
Focus on performance metrics that align executives and management with the creation of long-term shareholder value through performance-based compensation, including the direct utilization of total shareholder return, or TSR;

•	Utilize metrics that are balanced and support our four pillar strategy of Cost, Cash, Growth and Talent related to Diebold 2.0;

•
Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a “top tier” performer and supporting our longer-term business transformation strategy;

•	Reflect industry standards, offer globally competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs; and

•	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.

As provided in more detail below, we generally target total compensation opportunity at or near the size-adjusted 50th percentile of our compensation peer group (for more detail on our peer group, see “Role of Peer Companies and Competitive Market Data” below). The NEOs may be above or below the 50th percentile based on their experience, performance, potential, and impact on shareholder value. Our compensation structure will continue to evolve in support of our strategic business transformation under Diebold 2.0.

The following table summarizes key elements of our 2014 executive compensation program:

Element	Primary Propose	Key Characteristics
Base Salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation.
Annual Cash Bonus
To motivate and reward organizational and individual achievement of annual strategic financial and individual objectives.

Our plan is intended to appropriately motivate the behaviors and performance results needed to accomplish our strategic transformation related to Diebold 2.0.

Variable compensation component. The 2014 primary performance components are:

• 50% Corporate non-GAAP OP
• 30% Corporate FCF
• 20% Key initiatives

A minimum level of performance is required to earn a bonus.

Long-Term Incentives	To align executives with shareholder interests, to reinforce long-term value creation, and to provide a balanced portfolio of long-term incentive opportunity.	Variable compensation component. Reviewed and granted annually.
Performance-Based Shares - Annual LTI Grants	To motivate the appropriate behaviors to provide superior total shareholder return, or TSR, over the long term.	TSR relative to peers and the S&P 400 mid-cap companies over a 3 year performance period.
Performance-Based Shares - Special Transformation Grant	To support our multi-year strategic transformation related to Diebold 2.0 and to retain key executives.	Non-GAAP EPS performance in 2014 and 2015. FCF performance in 2016.
Stock Options	To motivate the appropriate behaviors to increase shareholder value above the exercise price.	Stock price growth above the exercise price.
Restricted Stock Units (RSUs)	To motivate the appropriate behaviors to increase shareholder value and promote a base-level of executive retention.	Stock price growth. Subject to 3 year cliff vesting.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Limited Perquisites and Other Benefits	To provide limited business‑related benefits, where appropriate.	Fixed compensation component.
Change-in-Control Protection	To retain executives and provide management continuity in event of actual or threatened change-in-control and to bridge future employment if terminated following a change-in-control of the Company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the Company.
Severance Protection	To bridge future employment if terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”

2014 NEO Compensation Highlights - Target Compensation Structure
The Committee approved the following key compensation items in 2014, each discussed further in “2014 Compensation Elements” below. During the first half 2014, Mr. Chapman served as interim Chief Financial Officer until he was promoted to Chief Financial Officer in June 2014. The discussion below includes the aggregate compensation changes for him.

Pay Component	Summary
Base Salary
• Mr. Mattes, Mr. Mayes, and Ms. Rutt each received 10% increases to recognize individual performance and to move their salaries closer to the competitive 50th percentile of the peer group.
• Mr. Chapman’s salary was increased approximately 25% to recognize his promotion to Senior Vice President and Chief Financial Officer.
• Mr. Merz’s salary remained the same in 2014 because he joined Diebold in the fall of 2013.

Target Annual Cash Bonus
• Mr. Mattes’ target bonus percentage remained the same as in 2013 when he was appointed as CEO.
• Mr. Mayes’ and Ms. Rutt’s target bonuses were increased to 85% and 60% of salary, respectively, to move their annual targeted cash compensation closer to the competitive 50th percentile of our peer group.
• Mr. Merz’s target bonus remained the same in 2014 because he joined Diebold in the fall of 2013.
• Mr. Chapman’s target bonus was increased to 100% of base salary to recognize his promotion to Senior Vice President and Chief Financial Officer.

Long-Term Incentives (LTI)
• 2014 LTI value mix: 50% performance-based shares; 30% stock options; and 20% RSUs.
• Mr. Chapman’s LTI target was increased to 150% of base salary to recognize his promotion to Senior Vice President and Chief Financial Officer.
• Special performance-based transformation grant that is earned if performance goals critical to our multi-year transformational strategy (i.e., Diebold 2.0) are achieved. The performance metrics are non-GAAP EPS for 2014 and 2015, and FCF for 2016. For more detail, see “Long-Term Incentives - Special Performance-Based Transformation Grant” below.

Total Compensation
As noted above, we generally target total compensation opportunity at or near the size-adjusted 50th percentile of our peer group, while considering each NEO’s experience, performance, potential, and impact on shareholder value. Overall, the Committee believes targeted pay should be heavily weighted on variable “at-risk” compensation and longer-term components, as the following pie charts illustrate.

Total Compensation Mix
“At Risk” Compensation

In addition, the Committee approved the following 2014 targets as a percent of salary for the Annual Cash Bonus and LTI program:

Name	Salary	Target Annual Cash Bonus Incentive (% of Salary)	Target LTI (% of Salary)
Andreas W. Mattes	$852,500	120%	400%
Christopher A. Chapman	$330,000	100%	80%
George S. Mayes, Jr.	$550,000	85%	250%
Stefan E. Merz	$325,000	75%	100%
Sheila M. Rutt	$338,778	60%	100%

2014 NEO Compensation Highlights - Actual Earned Compensation
The Committee approved the following compensation items in 2014, each discussed further in “2014 Compensation Elements” below:

Pay Component	Comments
Actual Earned Annual Cash Bonus	• Mr. Mattes received $1,779,509. • Mr. Chapman received $574,035. • Mr. Mayes received $813,216. • Mr. Merz received $424,003. • Ms. Rutt received $353,583.
LTI
• Performance-based LTI share grant for the 2012-2014 performance period:  No payout was earned, based on the performance / payout scale approved by the Committee at the start of the performance period. Our three-year TSR was 30.04%, which ranked at the 25th percentile versus the S&P 400 Midcap companies, and at the 33rd percentile versus our custom peer group (the minimum performance required for threshold payout was at the 35th percentile).
• Special performance-based transformation grant: We achieved non-GAAP EPS in 2014 of $1.73, representing 93.51% of the 2014 target of $1.85. As a result, each NEO earned 93.51% of their target opportunity for 2014. The Committee certified 2014 results and approved the following shares:
• Mr. Mattes received 29,307 shares.
• Mr. Chapman received 1,989 shares.
• Mr. Mayes received 11,817 shares.
• Mr. Merz received 3,072 shares.
• Ms. Rutt received 2,911 shares.

Compensation Decision Process

Role of the Compensation Committee
The Committee is responsible to our Board for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below;

•	Reviewing and approving incentive goals, objectives and compensation recommendations for the NEOs;

•	Evaluating the competitiveness of each executive’s total compensation package; and

•
Approving any changes to the total compensation package for the NEOs including, but not limited to, base salary, annual cash bonus incentives, LTI award opportunities and payouts, and retention programs.

Following review and discussion, the Committee submits recommendations to the Board for ratification. The Committee is supported in its work by the Chief Human Resources Officer and staff, and an independent compensation consultant, discussed in “Role of the Independent Compensation Consultant” below. For additional information regarding the Committee’s duties and responsibilities, see “Compensation Committee Risk Oversight” and “Compensation Committee” above.

Role of the Independent Compensation Consultant
The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions.
Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advise the Committee on executive compensation trends and regulatory developments;

•	Provide a total compensation study for executives against the companies in our peer group and recommendations for executive pay;

•	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

•	Review and comment on proxy disclosure items, including the “Compensation Discussion and Analysis;”

•	Advise the Committee on management’s pay recommendations; and

•	From time to time, Aon Hewitt is also engaged by the Board Governance Committee to review and provide compensation recommendations for non-employee directors.
The Committee has assessed the independence of Aon Hewitt, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt.  Based on this review, there are no conflicts of interest raised by the work performed by Aon Hewitt.

Role of Management

Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends all Committee meetings. For executives other than the CEO position, our CEO and Chief Human Resources Officer make pay recommendations to the Committee based on market pay comparisons and an analysis of each executives’ individual performance. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.

Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews competitive total compensation market data provided by Aon Hewitt. To assess competitive pay levels, the Committee first annually reviews and approves our peer group composition. The following peer group criteria are considered:

•	Company size: Approximately 0.5 to 2.5 times Diebold’s annual revenues, with a focus on market capitalization of 0.2 to 5 times Diebold’s market capitalization, as a secondary reference;
•Direct competitors for business and management talent;
•Companies covered by the investment analysts that track Diebold;
•Companies that include Diebold in their compensation peer group; and
•Global companies that design, manufacture, and service products for their customers.
In October 2013, Aon Hewitt conducted a total compensation study to assist with 2014 compensation decisions. The Committee approved the following compensation peer group:

Actuant Corp	Flowserve Corp.	NCR Corp.
Benchmark Electronics Inc.	Global Payments Inc.	Outerwall Inc. (formerly Coinstar)
Brady Corp.	Harris Corp.	Pitney Bowes Inc.
The Brinks Company	International Game Technology	Sensata Technologies
Coinstar Inc.	Intuit Inc.[1]	SPX Corp.
Convergys Corp[1]	Lexmark International	The Timken Company
DST Systems	Logitech International SA	Unisys Corp.
Fidelity National Information Services	Mettler-Toledo International Inc.	The Western Union Company
Fiserv, Inc.		Woodward Inc.
1 Denotes new peer company.

Aon Hewitt benchmarks total compensation opportunities for each of our NEOs using peer company proxy data, as well as published and private compensation survey data. Size-adjusted market values for comparable executive compensation were developed using regression analysis. This statistical technique accounts for revenue size differences within the peer group and develops an estimated market value for a similar-size company as Diebold. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee.

Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.

Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Generally, any increases in base salary approved at this meeting are made effective in the next pay period. Further, any equity awards recommended by the Committee at this meeting are then reviewed by the Board and, if approved, are dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the Company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Determination of CEO Compensation
At the February Committee meeting, in executive session without management present, the Committee reviews and evaluates CEO performance, and determines achievement level, for the prior fiscal year. The Committee also reviews competitive compensation data. The Committee presents pay recommendations for the CEO to the independent members of the Board. During executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee.

2014 Compensation Elements

Base Salary
Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to his or her position. Salary changes result primarily from a comparison against competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities. The Committee reviews salaries for our executive officers annually.

For 2014, the Committee reviewed competitive market data and individual performance assessments for the NEOs and approved the following base salary changes:

Name	2013 Salary	2014 Salary	Increase %
Andreas W. Mattes	$775,000	$852,500	10%
Christopher A. Chapman	$263,000	$330,000	25%[1]
George S. Mayes, Jr.	$500,000	$550,000	10%
Stefan Merz	$325,000	$325,000	0%[2]
Sheila M. Rutt	$307,980	$338,778	10%

[1]
Represents an increase to $280,000 effective March 1, 2014 in recognition of Mr. Chapman’s duties as principal financial officer, and an increase to $330,000 effective June 18, 2014 to reflect his promotion to Senior Vice President and Chief Financial Officer.

2 Mr. Merz was hired on August 1, 2013 and did not receive an increase in 2014.

Annual Cash Bonus Plan
Our NEOs are eligible to earn cash incentive awards under our Annual Cash Bonus Plan, approved by shareholders in 2010, and which is proposed for renewal at the 2015 Annual Shareholder Meeting as Proposal 4 below. Payout under the Annual Cash Bonus Plan for our NEOs depends on corporate and individual performance against pre-determined performance objectives approved by the Committee at the beginning of the fiscal year.
Target opportunities: Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. Actual cash bonuses may range from 0% to 200% of target (generally 40% of target is earned at threshold performance, 100% of target is earned as target performance, and 200% of target is earned at maximum performance). For 2014, based on a thorough review and comparison against competitive market data, the Committee approved the following targets:

Name	Target Incentive (% of Salary)	Target Incentive ($)	% of Target Total Comp Opportunity
Andreas W. Mattes	120%	$1,023,000	19%
Christopher A. Chapman	100%[1]	$330,000[1]	29%
George S. Mayes, Jr.	85%	$467,500	20%
Stefan Merz	75%	$243,750	27%
Sheila M. Rutt	60%	$203,267	23%
1 The Committee approved an increase to 60% effective March 1, 2014 to reflect Mr. Chapman’s duties as principal financial officer, and an increase to 100% effective June 18, 2014 to reflect his promotion to Senior Vice President and Chief Financial Officer. The actual payout under the Annual Cash Bonus Plan is based on base salary and target incentive at year end.
Financial performance metrics: For 2014, to support the first full year of our multi-year business transformation related to Diebold 2.0, the Committee approved Corporate OP and FCF as the financial performance metrics for each NEO. The Committee also approved a minimum performance level requirement for OP, below which no bonuses will be paid, regardless of the performance level attained for FCF or individual key initiatives (reference next section).

Performance Measure[1]	Organizational Level	Weighting	Threshold[1]	Target[1]	Maximum[1]	Actual Achieved	Payout as % of Target
OP2	Corporate	50%	$145	$170	$196	$182	148%
FCF	Corporate	30%	$91	$107	$123	$125	200%
Key Initiatives[3]	Individual	20%	varies	varies	varies	varies	varies

[1]
Payment opportunities are extrapolated between threshold, target, and maximum performance -- 0% payout below threshold; 40% payout at threshold; 100% payout at target; and 200% payout at maximum. Dollars are shown in millions.

[2]
A minimum-required performance level of $135M for OP was approved by the Committee. If 2014 performance falls below this level, then no bonuses are paid, regardless of 2014 FCF or key initiative performance levels.

[3]
Disclosing the qualitative and quantitative performance measures for key initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight to our specific strategy. We establish threshold, target, and maximum performance levels that are difficult to achieve, but reasonable based on a thorough review of the external economic environment and our internal business transformation strategy.

Key initiative performance metrics: For 2014, the Committee approved certain key initiatives for each NEO. These key initiatives are intended to drive strategic and operating results. Similar to the Committee’s assessment of financial performance, the Committee’s assessment of key initiative performance generally excludes non-recurring/extraordinary items.

Name	Key Initiatives
Andreas W. Mattes	• Execute business transformation strategy related to Diebold 2.0 • Achieve growth strategy / results • Investment community relations • Critical leadership team review
Christopher A. Chapman	• Business process outsourcing, or BPO • Treasury debt refinancing / restructuring • Cost savings initiatives (current and future) • Investment community relations
George S. Mayes, Jr.	• Execute business transformation strategy related to Diebold 2.0 • New platform launch • Successful BPO and IT blueprint rollout • Prepare future growth and ensure proof of concept
Stefan Merz	• Execute business transformation strategy related to Diebold 2.0 • Transformation Management Office and cost savings • Strategic mergers and acquisitions with successful integrations • Sales excellence
Sheila M. Rutt	• Leadership team review • Leadership goal alignment • Human Resources, or HR, tower of the BPO • Systemic workforce planning • HR process upgrade

2014 Actual Bonuses Earned: Based on the previous table showing the approved performance achievement levels and the percentage of target earned, the table below summarizes earned dollar amounts by NEO:

Name	2014 Actual Bonus[1]	2014 Target Bonus	Actual as % of Target
Andreas W. Mattes	$1,779,509	$1,023,000	174%
Christopher A. Chapman	$574,035	$330,000	174%
George S. Mayes, Jr.	$813,216	$467,500	174%
Stefan E. Merz	$424,003	$243,750	174%
Sheila M. Rutt	$353,583	$203,267	174%
1 Assumes maximum payout on key initiatives.

Long-Term Incentives
We believe in a balanced approach to LTI compensation. Our annual LTI grants to NEOs include a mix of performance-based shares, stock options, and RSUs, as discussed above in “2014 NEO Compensation Highlights - Target Compensation Structure.” In this balanced approach, the Committee strikes a balance of awards based on the full value of our shares, awards tied solely to stock price appreciation, and awards tied to performance metrics, including stock price growth. This approach aligns our LTI compensation with market practice, mitigates risk and enhances alignment of our executives with our shareholders. For illustration of the impact of termination, death, disability and change in control on these various awards, see the “Potential Payments Upon Termination or Change in Control” below. These awards are also subject to our other compensation policies generally, such as our Clawback Policy, each as discussed in “Other Compensation Policies” below.

To determine annual grant levels for the NEOs, the Committee subjectively considers individual performance, potential future contributions to our business, internal equity, and competitive market values between the 50th and 75th percentiles of our peer group, in addition to management’s recommendations. The Committee approves long-term incentive grants at the regular February Committee meeting, and actual grants are generally made effective on the day of the February Board Meeting. For 2014, the long-term incentive grants included the following components:

Regular Performance-based LTI shares:  These awards are earned based on a three-year performance period that measures our TSR ranking relative to our peer group and the S&P 400 Midcap Index, each weighted equally. The number of shares earned at the completion of the performance period may range from 0% to 200% of target, based on our relative ranking against the two groups. This performance-based portion of our long-term compensation program meets three key objectives of our compensation strategy: (1) to focus on performance metrics that drive shareholder value, (2) to achieve “top tier” performance, and (3) to require a minimum performance level before incentive compensation is earned. The minimum performance requirement is 35th percentile, at which 25% of target may be earned against each of the peer group and S&P 400 grouping. The maximum performance requirement is 80th percentile, at or above which 200% of target may be earned. No dividends are paid until shares are earned.

For the performance-based LTI shares covering the 2012-2014 performance period, no payout was earned because Diebold’s 2012-2014 TSR ranked at the 25th percentile versus the S&P 400 Midcaps and the 33rd percentile versus our peer group, falling below the minimum threshold performance requirement of 35%.
Stock options: Provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a three-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes stock option valuation method.
RSUs: Provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates. RSU grants cliff vest at the end of three years to enhance retention following the grant date. Dividend equivalents are paid on time-based RSU awards.
2014 Grants. The Committee performed a thorough review of competitive market data, individual and company performance, and management’s recommendations. Based on the review and the Committee’s objective to deliver 50th percentile total compensation opportunity relative to our peer group, and consistent with the Committee’s philosophy with respect to LTI pay mix, as discussed above in “2014 NEO Compensation Highlights - Target Compensation Structure,” the Committee approved the following equity grants to NEOs in 2014:

Name	Stock Options	Performance-Based LTI Shares	RSUs
Andreas W. Mattes	154,766	26,181	20,166
Christopher A. Chapman	10,166	3,312	1,325
George S. Mayes, Jr.	62,405	20,328	8,131
Stefan Merz	14,750	4,805	1,922
Sheila M. Rutt	15,376	5,009	2,003

Long-Term Incentives - Special Performance-Based Transformation Grant

The Committee in consultation with the Board determined in early 2014 that certain members of our leadership team should receive a special equity grant to incentivize and retain them through the execution of the multi-year business transformation strategy related to Diebold 2.0. Therefore, the Committee approved a special one-time performance-based transformation grant, or the Transformation Grant, that could be potentially earned over a three-year period (in annual increments) as the Diebold 2.0 transformational strategy progresses. For NEOs other than our CEO, one-third of the grant may be paid out for each of 2014, 2015, and 2016 if pre-approved performance metrics are achieved. Our CEO’s Transformation Grant was awarded in two separate grants, one in 2014 and one in 2015, in accordance with share limits under the 1991 Plan. The CEO’s 2014 Transformation Grant may be paid if the 2014 metrics are achieved, and half of the 2015 grant may pay out for each of 2015 and 2016 if the pre-approved performance metrics are achieved. Payouts of this special performance-based Transformation Grant for 2014 are noted in “2014 NEO Compensation Highlights - Actual Earned Compensation” above.

Key features of the special performance-based Transformation Grant include:

Feature	Description
Performance periods and Metrics	Year 1: 2014 EPS (for actual results see “2014 NEO Compensation Highlights - Actual Compensation Earned” above) Year 2: 2015 EPS[1] Year 3: 2016 FCF[1]
Payout opportunity	Below minimum: No payout Minimum: 90% of target Maximum: 110% of target Payout opportunity for financial performance between 90% and 110% of the target goal is interpolated on a straight-line basis
Target opportunity[2]	Andreas W. Mattes Christopher A. Chapman George S. Mayes, Jr. Stefan E. Merz Sheila M. Rutt	400% of salary[3] 80% of salary 250% of salary 100% of salary 100% of salary

[1]
Disclosing the qualitative performance metric targets for years 2015 and 2016 of the Transformation Grant, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight to our specific strategy. We establish threshold, target, and maximum performance levels that are difficult to achieve, but reasonable based on a thorough review of the external economic environment and our internal business transformation strategy.

2    Represents the NEO’s LTI target percentage of salary effective January 15, 2014.

[3]
Due to certain annual limits under the 1991 Plan, Mr. Mattes’ Transformation Grant was provided in two separate grants, with the first grant in 2014 covering the 2014 performance period (31,341 shares at target), and the second grant in 2015 covering the 2015 and 2016 performance period (62,684 shares at target).

Compensation Decisions For 2015
To ensure the compensation structure supported the business transformation strategy related to Diebold 2.0, the Committee performed a thorough review of incentive plan alignment and unvested equity. Based on this review, the Committee determined that certain design changes to the LTI structure were needed to retain critical executives and recruit strong leaders to fill important strategic roles. The design changes included, but are not limited to:

•	Revising the metrics for the performance-based LTI share plan to three-year non-GAAP cumulative EBITDA and our relative TSR performance compared against the S&P 400; and

•	Refining the peer groups used to measure TSR performance (TSR portion is capped at 125% if the three-year TSR result is negative, regardless of ranking).

Benefits and Perquisites
We provide executives with medical, dental, long-term disability, and life insurance under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1.5 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S.-based associates.
Deferred Compensation
Our executives, including the NEOs may elect to defer receipt of compensation from the Annual Cash Bonus Plan and performance-based shares pursuant to our Deferred Incentive Compensation Plan No. 2 (as discussed below under “Non-Qualified Deferred Compensation Plans”). Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include Diebold common shares. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.

Retirement
We maintain qualified and non-qualified retirement programs. Our executives, including the NEOs, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S.-based associates. In 2013, we amended the pension plan to cease future benefit accruals for all participants after December 31, 2013.

We also have four non-qualified supplemental retirement plans: (1) the Pension Supplemental Executive Retirement Plan, or Pension SERP, (2) the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, (3) the 401

(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and (4) the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP. These plans are described in detail below under “2014 Pension and Retirement Benefits.” Participation in the 401(k) Restoration SERP is based on the annual IRS compensation limits. Participation in the other plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee; however, we closed the Pension SERP, Pension Restoration SERP and 401(k) SERP to any new participants effective December 31, 2013 and also amended these Plans to cease future benefit accruals after December 31, 2013. In addition, we provided immediate vesting under our 401(k) SERP for all active participant effective as of December 31, 2013.

The participation status of our NEO’s in the SERPs is summarized below:

Named Executive Officer	401(k) SERP	401(k) Restoration SERP	Pension SERP	Pension Restoration SERP
Andreas W. Mattes		X
Christopher A. Chapman				X
George S. Mayes, Jr.	X	X
Stefan Merz		X
Sheila M. Rutt		X	X	X

Perquisites
We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the Company, are part of a competitive reward system, and help in attracting and retaining top management talent. Perquisites received by executives include the following, the values of which differ based on an executive’s reporting level:

•
A local country club membership is maintained by the Company for business purposes. Access to this membership is generally available on an individual basis only to our CEO, Mr. Mattes, as it is believed Diebold will benefit from the business development and networking opportunities provided to Mr. Mattes by this corporate club membership;

•	Reimbursement for financial planning services up to $12,000 for Mr. Mattes, up to $10,000 for Mr. Chapman, Mr. Mayes, and Ms. Rutt, and up to $7,500 for Mr. Merz; and

•
A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals.

The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.

Change-in-Control Protection
We maintain change-in-control agreements for our executive officers, including the NEOs (except for Mr. Mattes, whose change-in-control protection is included in his employment agreement, discussed in more detail under “Employment Agreements” below), that provide our executives with the potential for continued employment (or benefits) for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the Company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause in connection with a change-in-control.
The agreements provide:

▪	Severance of two times base salary for agreements entered into before 2011. Severance of two times base salary and target bonus for agreements entered after 2011;

▪	One year of continued participation in our employee retirement income, health and welfare benefit plans, including perquisites; and

▪	One year of additional service for determining the executives’ non-qualified retirement benefits in the 401(k) Restoration SERP, to the extent applicable.
Change-in-control benefits are only paid upon the occurrence of two events. First, there must be a “change-in-control” of the Company, as defined in the agreements. Second, an executive must be terminated without cause or he or she must terminate his or her own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.
The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.
Aon Hewitt’s market review of our change-in-control benefits in late 2011 reflected that defining “pay” in a change-in-control setting to include only base salary was below market. Therefore, the Committee determined, beginning in 2012, that any new change-in-control agreements provided to executives would define “pay” to include base salary and target bonus.
In addition, the agreements in place prior to 2012 provide a tax gross-up for any excise tax imposed under Section 280G of the Internal Revenue Code covering severance amounts payable under any other agreement, plan or arrangement. However, the Committee decided that, beginning in 2012, any new change-in-control agreements will no longer provide a tax gross-up feature for any excise tax imposed under Section 280G of the Internal Revenue Code. The change-in-control provisions in Mr. Mattes’ employment agreement reflect these new compensation policies.
The Committee does not account for the value of these agreements when making other compensation decisions.
Severance Protection
Our Senior Leadership Severance Policy provides coverage to executives that are involuntarily terminated other than for cause or upon certain constructive terminations, in each case separate from a change-in-control. These benefits also provide a consistent approach to ensuring reinforcement of an executive’s confidentiality, non-competition and non-solicitation obligations. Our policy provides for the following:

▪
Severance of two times salary and target bonus for the CEO, and one and a half times salary and target bonus for the other NEOs, as well as a pro-rated bonus payment in the year of termination, based on actual performance;

▪
Two years of continued participation in our employee health and welfare benefit plans for our CEO, and one and one-half years of continued participation for the other NEOs (excluding perquisites and any qualified or non-qualified pension or 401(k) plans);

▪	Vesting of all outstanding unvested options, which shall remain exercisable for three months;

▪	Pro-rata vesting of all outstanding restricted stock, RSUs and performance shares (to the extent such performance awards are earned); and

▪	Professional outplacement services for a limited time period.

Employment Agreements
Historically, in order to attract high-quality candidates we have entered into formal employment agreements with our President and CEO, and when those positions have been held by separate individuals, with both our President and our CEO. Accordingly, in June 2013, we entered into an employment agreement with Mr. Mattes (for a summary of this agreement, see the discussion following the “2014 Grants of Plan-Based Awards” table below). No other NEO has an employment agreement.

Other Compensation Policies

Clawback Policy
In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the Company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•
Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•
Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.
In addition, the Committee has implemented a separate and independent Clawback Policy, effective August 2, 2012, which provides an additional avenue to recover excessive performance-based incentive compensation paid during a three-year look-back period in the event of willful act of misconduct resulting in an obligation on the Company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws.

Insider Trading Policy
Under our Insider Trading Policy, each employee, officer and director of the Company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the Company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from pledging Diebold stock, engaging in short sales of Diebold stock, and from buying or selling any derivative securities related to Diebold stock.

Company-Imposed Black-Out Periods
As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the NEOs, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.
However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including NEOs, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2014.

Stock Ownership Guidelines
The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: 5x salary

•	CFO, COO and Section 16 Officers: 3x salary

•	Other CEO direct reports: 1.5x salary
The Committee monitors progress towards achievement for the stated guidelines annually. In determining an executive’s stock holdings, we count the shares beneficially owned, including the after-tax value of RSUs, shares deferred pursuant to our deferred compensation program, and shares owned through our 401(k) savings plan. Outstanding stock options and unearned performance shares do not count towards the executives’ stock ownership guidelines.

Limitations on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the CEO and the next three most highly compensated executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation, and our annual and long-term incentive plans have been designed so that awards granted under such plans may be able to qualify as performance-based compensation. To the extent possible and consistent with the goals and philosophy of compensation stated throughout, the Committee endeavors to limit the impact of Section 162(m) of the Code. The Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

EXECUTIVE COMPENSATION
The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2014, 2013 and 2012, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.
2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1]($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Andreas W. Mattes President and Chief Executive Officer	2014	836,106	—	2,900,655	1,044,825	1,779,509	—	206,842	6,767,937
	2013	408,365	370,980	2,104,265	813,747	529,973	—	95,732	4,323,062
	2012	—	—	—	—	—	—	—	—
Christopher A. Chapman Senior Vice President, Chief Financial Officer	2014	301,019	—	410,137	68,631	574,035	135,094	25,343	1,514,259
	2013	239,238	—	190,651	57,095	184,100	—	20,366	691,450
	2012	—	—	—	—	—	—	—	—
George S. Mayes, Jr. Executive Vice President and Chief Operating Officer	2014	539,423	—	2,472,994	421,296	813,216	—	195,922	4,442,851
	2013	468,674	—	722,114	336,051	525,000	—	193,797	2,245,636
	2012	360,797	—	488,880	264,500	149,093	—	175,522	1,438,792
Stefan Merz Senior Vice President, Strategic Projects	2014	325,000	—	616,051	99,577	424,003	—	36,935	1,501,566
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
Sheila M. Rutt Vice President and Chief Human Resources Officer	2014	332,263	—	609,310	103,803	353,583	241,343	44,489	1,684,791
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

1
As disclosed in our 2014 proxy, this column represents that portion of Mr. Mattes’ annual cash bonus in 2013 that did not qualify for inclusion in the “Non-Equity Incentive Plan Compensation” column above.

[2]
This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for performance-based LTI shares, the Transformation Grant, and RSUs awarded to the NEOs in 2014. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance-based LTI shares, such amounts are calculated based on the probable outcome of the relevant performance conditions as of the grant date using a Monte Carlo simulation model. For the Transformation Grant, such amounts are calculated based on the probable outcome of the relevant performance conditions as of the grant date, as detailed in Footnote 5 to the “2014 Grants of Plan-Based Awards” table below. For more information regarding 2014 awards, including the assumptions used in calculating the fair value of performance shares, see the “2014 Grants of Plan-Based Awards Table” below. The maximum number of performance-based LTI shares that may be earned is also reflected below under the “2014 Grants of Plan-Based Awards Table,” the grant date fair value of which would be: for Mr. Mattes; $2,219,625; for Mr. Chapman, $280,791; for Mr. Mayes, $1,723,408; for Mr. Merz, $407,368; and for Ms. Rutt, $424,663. The maximum number of Transformation Grant shares that may be earned is also reflected below under the “2014 Grants of Plan-Based Awards Table,” the aggregate grant date fair value of which would be: for Mr. Mattes, $1,212,834; for Mr. Chapman, $246,971; for Mr. Mayes, $1,467,157; for Mr. Merz, $381,446; and for Ms. Rutt, $361,478. The specific terms of the performance-based LTI shares, the Transformation Grant, and RSUs are discussed in more detail in “Compensation Discussion and Analysis” above. These maximum amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

[3]
This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the NEOs in 2014. For more information regarding 2014 grants, see the “2014 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

[4]	This column reflects amounts earned by the NEOs under our Annual Cash Bonus Plan for the 2014 fiscal year, but that were not actually paid out until February 2015.

[5]
These amounts shown are the difference (to the extent positive) between the actuarial present value of pension benefits as of December 31, 2014 based on a 4.21% discount rate and the RP-2014 Mortality Table for non-annuitants without collar adjustment with MP-2014 fully generational mortality improvement projection and the actuarial present value of pension benefits as of December 31, 2013 based on a 5.09% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2013 based on Scale AA. Further, the values were determined assuming the probability is nil that the NEO will terminate, retire, die or become disabled before their normal retirement date. There was no above-market or preferential interest earned by any NEO in 2014 on non-qualified deferred compensation. The increases in pension values shown above are attributable to the decrease in the discount rate from December 31, 2013 to December 31, 2014 and to the change in mortality assumption to better reflect current and future mortality improvements.

[6]
For 2014, the amounts reported for “All Other Compensation” consist of amounts provided to the NEOs as outlined in the table below, with respect to: (a) for Mr. Mattes, housing allowances and expenses in connection with his relocation to Ohio, (b) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (c) financial planning services/tax assistance, (d) dividend equivalents paid on unvested RSUs, and (e) other. For NEOs, as applicable, the amount in column (e) reflects expenses related to the Company’s sales awards recognition program (Mr. Mattes: $8,891; Mr. Chapman, $6,272; Mr. Mayes,

$6,272;and Mr. Merz, $6,377), as well as life insurance benefits (Mr. Mattes, $1,620; Mr. Chapman $623; Mr. Mayes $1,205; Mr. Merz, $790, and Ms. Rutt, $743), and the approximate value of an annual physical exam provided to our executives (Mr. Mattes, $3,475; Mr. Merz, $3,896, and Ms. Rutt, $1,513).

	All Other Compensation
Named Executive Officer	(a)	(b)	(c)	(d)	(e)
Andreas W. Mattes	76,945	60,938	12,000	42,974	13,986
Christopher A. Chapman	—	9,360	—	9,087	6,895
George S. Mayes, Jr.	—	149,527	10,000	28,918	7,447
Stefan Merz	—	17,912	—	7,960	11,063
Sheila M. Rutt	—	19,723	7,616	14,895	2,256

2014 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)
Andreas W. Mattes[6]	1/15/14	-	-	-	28,207	31,341	34,476	-	-	-	1,102,576
	2/11/14	-	-	-	-	-	-	-	154,766	34.13	1,044,825
	2/11/14	-	-	-	-	-	-	20,166	-	-	688,266
	2/11/14	-	-	-	6,546	26,181	52,362	-	-	-	1,109,813
	2/11/14	491,040	1,023,000	2,046,000	-	-	-	-	-	-	-
Christopher A. Chapman	1/15/14	-	-	-	5,744	6,382	7,021	-	-	-	224,519
	2/11/14	-	-	-	-	-	-	-	10,166	34.13	68,631
	2/11/14	-	-	-	-	-	-	1,325	-	-	45,222
	2/11/14	-	-	-	828	3,312	6,624	-	-	-	140,396
	2/11/14	132,000	330,000	660,000	-	-	-	-	-	-	-
George S. Mayes, Jr.	1/15/14	-	-	-	34,122	37,913	41,705	-	-	-	1,333,779
	2/11/14	-	-	-	-	-	-	-	62,405	34.13	421,296
	2/11/14	-	-	-	-	-	-	8,131	-	-	277,511
	2/11/14	-	-	-	5,082	20,328	40,656	-	-	-	861,704
	2/11/14	187,000	467,500	935,000	-	-	-	-	-	-	-
Stefan Merz	1/15/14	-	-	-	8,872	9,857	10,843	-	-	-	346,769
	2/11/14	-	-	-	-	-	-	-	14,750	34.13	99,577
	2/11/14	-	-	-	-	-	-	1,922	-	-	65,598
	2/11/14	-	-	-	1,202	4,805	9,610	-	-	-	203,684
	2/11/14	113,750	243,750	487,500	-	-	-	-	-	-	-
Sheila M. Rutt	1/15/14	-	-	-	8,407	9,341	10,276	-	-	-	328,616
	2/11/14	-	-	-	-	-	-	-	15,376	34.13	103,803
	2/11/14	-	-	-	-	-	-	2,003	-	-	68,362
	2/11/14	-	-	-	1,253	5,009	10,018	-	-	-	212,332
	2/11/14	81,304	203,267	406,534	-	-	-	-	-	-	-

1
These columns present information about the potential payout under our Annual Cash Bonus Plan for fiscal year 2014. The actual amount paid in February 2015 is reflected above in the “2014 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For a more detailed description of the related performance measures for our Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]
These columns present information about performance-based LTI shares awarded during 2014 pursuant to the 1991 Plan (shown with the February 11, 2014 grant date) as well as the Transformation Grant (shown with the January 15, 2014 grant date). For each respective grant type, specific performance measures will be calculated over the three-year period beginning on January 1, 2014 and ending on December 31, 2016, except with respect to the Transformation Grant for Mr. Mattes which is calculated over the 2014 performance period. No amount is payable unless the threshold performance is met. For performance-based LTI shares granted, the maximum award amount of 200% of the target amount, will be earned only if we achieve maximum performance pursuant to that grant’s specific performance measures. For the Transformation Grant, the maximum award amount of 110% of the target amount, will be earned only if we achieve maximum performance pursuant to that grant’s specific performance measures. For a more detailed description of the performance-based LTI shares, the Transformation Grant, and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2014 pursuant to the 1991 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]
All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2014. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

[5]
For the performance-based LTI shares, the fair value of $42.39 per share as of the grant date was calculated using a Monte Carlo simulation model, and such values reflect the total amount that we would expect to expense in our financial statements over the awards’ three-year performance period, based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the performance-based LTI shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 0.4%, which is the interest rate for a zero-coupon U.S. government bond, with a maturity of three years; (c) volatility of 30.6%, calculated using the daily ending stock price for the equivalent period to the expected term prior to grant date; and (d) a dividend yield of 3.85% as of the grant date. For the Transformation Grant, except for Mr. Mattes, the fair value of $34.18 per share is calculated based upon the probable outcome of all three performance periods for 2014, 2015 and 2016, respectively, as follows: (a) 2014 (100% of the 2014 performance period plus 50% of the 2015 performance period, plus 33 1/3% of the 2016 performance period), (b) 2015 (50% of the 2015 performance period plus 33 1/3 of the 2016 performance period), and (c) 2016 (33 1/3% of the 2016 performance period), the total of such value reflects the total amount that we would expect to expense in our financial statements for the total of all three performance periods. For the Transformation Grant for Mr. Mattes, the fair value of $34.18 per share is calculated by based upon the probable outcome for the 2014 performance period at 100%. For RSUs, the fair value is calculated using the closing market price of the shares on the February 11, 2014 grant date of $34.13, and such value reflects the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $6.75, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

[6]	For additional information regarding the Transformation Grant awarded to Mr. Mattes on January 15, 2014, see the discussion above in the “Compensation Discussion and Analysis.”

Mattes Employment Agreement

In June 2013, we entered into an employment agreement with Mr. Mattes in connection with his appointment as our President and CEO. The agreement has an initial term of two years and automatically renews for one-year terms unless either party gives the other at least six months’ notice of non-renewal prior to the scheduled expiration date. Pursuant to the agreement, Mr. Mattes is entitled to receive an annual base salary of $775,000 for the first year and will be eligible for annual incentive awards as determined by the Company in its sole discretion; provided that, for 2013, any annual incentive award for Mr. Mattes will be paid on a pro rata basis, based upon a guaranteed minimum payout of at least 100% of the target opportunity. Under the agreement, Mr. Mattes also received an inducement grant of $500,000 in the form of the Company’s common shares, subject to an obligation to repay 100% of such shares (or equivalent value) to the Company in the event that he voluntarily terminated his employment prior to the first year anniversary of the agreement, and repay 50% of such shares in the event that he voluntarily terminated his employment prior to the second anniversary of the agreement. Additionally, Mr. Mattes is eligible to participate in the Company’s long-term equity incentive plan as determined by the Company in its sole discretion.

Under the terms of the agreement, if Mr. Mattes is terminated without cause (as defined in the agreement) or he terminates his employment for “good reason” (as defined in the agreement and subject to the Company’s right to cure), in either case other than in the two-year period following a “change-in-control” (as defined in the agreement), assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times his annual base salary and annual incentive award at target, (iii) a lump sum pro rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company’s actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for 24 months, and (A) any outstanding and unvested stock options will immediately vest, (B) any restrictions on unvested RSUs will immediately lapse on a pro rata basis and (C) all unearned performance-based shares and performance units will be paid out on a pro rata basis (except with respect to Transformation Grant shares as noted below in “Potential Payments Upon Termination or Change in Control”).

In addition, in connection with a change-in-control, the term of Mr. Mattes’ employment will automatically be extended to the second anniversary of the change-in-control. If, during the two-year period following a change in control, Mr. Mattes is terminated without cause or he terminates his employment for good reason, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times Mr. Mattes’ annual base salary and annual incentive award at target, (iii) a lump sum pro rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company’s actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for 24 months, and (A) any outstanding and unvested stock options will immediately vest, (B) any restrictions on unvested RSUs will immediately lapse, and (C) all unearned performance-based shares and performance units will become non-forfeitable at 100% of target (except with respect to Transformation Grant shares as noted below in “Potential Payments Upon Termination or Change in Control”).

The employment agreement also provides that Mr. Mattes will not (i) compete with the Company for a period of two years after the termination of his employment or (ii) solicit employees of the Company for a period of three years after the termination of his employment. Mr. Mattes’ employment agreement does not provide for any tax gross-ups for any excise tax that may be imposed under Section 280G of the Internal Revenue Code.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2014 for the NEOs. In addition, the following table provides information relating to grants of RSUs, deferred shares and performance-based awards to the NEOs that had not yet vested as of December 31, 2014. No stock appreciation rights were outstanding as of December 31, 2014.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Andreas W. Mattes	6/6/2013	32,367	65,715	—	31.92	6/6/2023	—	—	—	—
	2/11/2014	—	154,766	—	34.13	2/11/2024	—	—	—	—
	6/6/2013	—	—	—	—	—	17,203	595,912	—	—
	2/11/2014	—	—	—	—	—	20,166	698,550	—	—
	6/6/2013	—	—	—	—	—	—	—	9,259	320,697
	1/15/2014	—	—	—	—	—	—	—	28,207	977,087
	2/11/2014	—	—	—	—	—	—	—	26,181	906,910
Christopher A. Chapman	2/20/2006	700	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	1,250	—	—	47.27	2/14/2017			—	—
	2/11/2009	1,250	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	2,500	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	5,250	1,750	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	4,750	4,750	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	2,488	5,052	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	—	10,166	—	34.13	2/11/2024	—	—	—	—
	2/11/2010	—	—	—	—	—	2,000	69,280	—	—
	2/8/2012	—	—	—	—	—	1,300	45,032	—	—
	2/6/2013	—	—	—	—	—	1,277	44,235	—	—
	11/4/2013	—	—	—	—	—	2,000	69,280	—	—
	2/11/2014	—	—	—	—	—	1,325	45,898	—	—
	2/8/2012	—	—	—	—	—	—	—	750	25,980
	2/6/2013	—	—	—	—	—	—	—	798	27,643
	1/15/2014	—	—	—	—	—	—	—	5,744	198,965
	2/11/2014	—	—	—	—	—	—	—	3,312	114,728
George S. Mayes, Jr.	2/10/2005	3,000	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/14/2017	—	—	—	—
	2/11/2009	3,750	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	7,500	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	15,000	5,000	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	12,500	12,500	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	14,645	29,734	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	—	62,405	—	34.13	2/11/2024	—	—	—	—
	2/11/2010	—	—	—	—	—	5,000	173,200	—	—
	2/8/2012	—	—	—	—	—	4,500	155,880	—	—
	2/6/2013	—	—	—	—	—	7,515	260,320	—	—
	2/11/2014	—	—	—	—	—	8,131	281,658	—	—
	2/8/2012	—	—	—	—	—	—	—	1,875	64,950
	2/6/2013	—	—	—	—	—	—	—	4,697	162,704
	1/15/2014	—	—	—	—	—	—	—	34,122	1,181,976
	2/11/2014	—	—	—	—	—	—	—	20,328	704,162
Stefan Merz	2/11/2014	—	14,750	—	34.13	2/11/2024	—	—	—	—
	8/1/2013	—	—	—	—	—	5,000	173,200	—	—
	2/11/2014	—	—	—	—	—	1,922	66,578	—	—
	1/15/2014	—	—	—	—	—	—	—	8,872	307,302
	2/11/2014	—	—	—	—	—	—	—	4,805	166,445
Sheila M. Rutt	2/10/2005	6,000	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	7,500	—	—	47.27	2/14/2017	—	—	—	—
	2/10/2011	9,000	3,000	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	8,250	8,250	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	—	8,505	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	—	15,376	—	34.13	2/11/2024	—	—	—	—
	2/11/2010	—	—	—	—	—	4,000	138,560	—	—
	2/8/2012	—	—	—	—	—	2,300	79,672	—	—
	1/14/2013	—	—	—	—	—	2,500	86,600	—	—
	2/6/2013	—	—	—	—	—	2,149	74,441	—	—
	2/11/2014	—	—	—	—	—	2,003	69,384	—	—
	2/8/2012	—	—	—	—	—	—	—	1,250	43,300
	2/6/2013	—	—	—	—	—	—	—	1,343	46,530
	1/15/2014	—	—	—	—	—	—	—	8,407	291,215
	2/11/2014	—	—	—	—	—	—	—	5,009	173,512

[1]
All stock options outstanding at the 2014 fiscal year-end which were issued prior to 2013 vest ratably over a four-year period beginning on the first anniversary of the date of grant.  All stock option grants outstanding at the 2014 fiscal year-end which were issued after 2013 vest ratably over a three-year period beginning on the first anniversary of the date of grant.

[2]	This column reflects unvested RSUs granted to the NEOs that had not yet vested as of December 31, 2014. The RSUs included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of our common shares of $34.64 as of December 31, 2014.

[4]
These columns report the performance shares granted to the NEOs for the 2012-2014, 2013-2015 and 2014-2016 performance periods, as applicable. For the 2012-2014 and 2013-2015 performance periods, the current performance as of December 31, 2014 was below threshold, and therefore, the awards are reported at the threshold level. For the 2014-2016 performance period, the current performance as of December 31, 2014 was above threshold, but below target, and therefore, the award is reported at target. In addition, for the Transformation Grant, the 2014 performance (which was the first performance year) was below target, and is therefore reported at threshold. There is no performance yet achieved for either of the 2015 and 2016 performance periods of the Transformation Grant, and therefore, those performance periods are also included at the threshold level.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Andreas W. Mattes	—	—	—	—
Christopher A. Chapman	—	—	5,250	177,713
George S. Mayes, Jr.	—	—	4,500	152,325
Stefan Merz	—	—	—	—
Sheila M. Rutt	13,188	134,398	7,000	236,950

[1]
The value realized is calculated by multiplying the number of stock options by the difference between the market value of the underlying securities on the date of exercise and the exercise price of the stock option.

[2]
The value realized is calculated for RSUs by multiplying the number of shares of stock by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2014 Pension and Retirement Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Andreas W. Mattes	-	-	-	-
Christopher A. Chapman	Qualified Retirement Plan	18.3333	$240,949	-
	Pension Restoration SERP	18.3333	$114,365	-
George S. Mayes, Jr.	-	-	-	-
Stefan Merz	-	-	-	-
Sheila M. Rutt	Qualified Retirement Plan	14.250	$247,403	-
	Pension SERP	14.250	$288,397	-
	Pension Restoration SERP	14.250	$92,496	-

[1]
The values are determined based on a 4.21% discount rate and the RP-2014 Mortality Table for non-annuitants without collar adjustment with MP-2014 fully generational mortality improvement projection and are calculated assuming that the probability is nil that a NEO terminates, dies, retires or becomes disabled before normal retirement date.

Mr. Chapman and Ms. Rutt currently participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S.-based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. As noted above, we also maintain defined benefit Supplemental Executive Retirement Plans, or SERPs, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Accruals in the Qualified Retirement Plan and the defined benefit SERPs were frozen as of December 31, 2013.
Qualified Retirement Plan
The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level; plus

•	1.25% of final average compensation in excess of the Covered Compensation level;

•	which sum is multiplied by years of service (subject to a maximum of 30 years).
In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.
Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year. The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.
Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis, if they are at least age 50 and the sum of their age plus service is at least 70.
Pension Restoration SERP
Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Mr. Chapman and Ms. Rutt are the only NEOs who participate in the Pension Restoration SERP. The Pension Restoration SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.
Pension SERP
The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the projected employer-provided balance in the 401(k) Restoration SERP (assuming a 3% employer match and a fixed rate of return of 8%) and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (pro-rated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of (1) attaining both the age of 50 and 70 points (determined by age plus years of service), or (2) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit. The Pension SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.
Accrued benefits under the Pension SERP are fully vested in the event of a change-in-control of the Company. Ms. Rutt is the only NEO who participates in the Pension SERP.
Present Value of Accumulated Benefits
The “Present Value of Accumulated Benefits” is the single-sum value as of December 31, 2014 of the annual pension benefit that was earned through that date payable under a plan beginning at the NEO’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 4.21%, the FASB ASC 715 discount rate as of December 31, 2014;

•	The RP-2014 Mortality Table for non-annuitants without collar adjustment with MP-2014 fully generational mortality improvement projection;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.

2014 Non-Qualified Deferred Compensation

401(k) Restoration SERP and 401(k) SERP
Name	Executive Contributions in 2014[1] ($)	Registrant Contributions in 2014[2] ($)	Aggregate Earnings in 2014[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2014[4] ($)
Andreas W. Mattes	88,534	53,120	7,926	—	173,224
Christopher A. Chapman	—	—	—	—	—
George S. Mayes, Jr.	26,596	15,958	94,473	—	1,175,362
Stefan Merz	14,254	8,552	488	—	23,294
Sheila M. Rutt	17,271	10,363	12,981	—	191,139

[1]	These amounts are included in the “Salary” column of the “2014 Summary Compensation Table.”

[2]
These amounts are included in the “All Other Compensation” column of the “2014 Summary Compensation Table” and include amounts contributed in 2014 for the 2014 plan year under the 401(k) Restoration SERP.

[3]
These amounts represent aggregate earnings on executive and registrant contributions. These amounts are not reflected in the “2014 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]
This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the “All Other Compensation” column or the “Salary” column of the “2014 Summary Compensation Table” except current-year Registrant Contributions and Executive Contributions, respectively.

Non-Qualified Deferred Compensation Plans
Deferred Incentive Compensation Plan No. 2
Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the NEOs, were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance-based share awards earned under the 1991 Plan; however, none of the NEOs were participants in this Deferred Incentive Compensation Plan in 2014. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.
Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance-based share amount. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance-based shares must be made at least six months prior to the end of the three-year performance period specified in the grant.
Deferrals of performance-based shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. Executives may invest such cash deferrals in any funds available under our 401(k) plan, except the Northern Trust and Invesco Stable Value Fund. The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2014, as reported by Merrill Lynch.

Merrill Lynch Funds

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Allianzgi NFJ Intrnl VAL Instl	(5.3)%	Vanguard Target Retirement 2055	7.16%
Calamos International Growth I	(6.12)%	Vanguard Target Retirement 2060	7.16%
Invesco Diversified DIV CL R5	12.32%	Loomis Sayles Bond FD Instl	4.76%
Janus Triton Fund CL I	9.58%	Loomis Sayles Small Cap Value Instl	5.33%
John Hancock Disciplined Value Mid Cap Instl	13.29%	Vanguard Institutional Index	13.65%
Vanguard Target Retirement 2010	5.30%	Vanguard Total Bond Market Instl	5.29%
Vanguard Target Retirement 2015	6.56%	Vanguard Mid-Cap Index Fund	13.60%
Vanguard Target Retirement 2020	7.11%	Vanguard Primecap FD-ADM CL	18.83%
Vanguard Target Retirement 2025	7.17%	Vanguard Target Income Retirement	5.54%
Vanguard Target Retirement 2030	7.17%	T Rowe Price Blue Chip Growth	9.28%
Vanguard Target Retirement 2035	7.24%	Oppenheimer Developing Markets Fund Y	(4.55)%
Vanguard Target Retirement 2040	7.15%	FFI Institutional Fund	0.04%
Vanguard Target Retirement 2045	7.16%	American Balanced Fund R5	9.16%
Vanguard Target Retirement 2050	7.18%
Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the Company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.
401(k) Restoration SERP
The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. NEOs are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Both the salary deferrals and our matching contributions may be invested in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the Northern Trust and Invesco Stable Value Fund). All of the NEOs, except for Mr. Chapman, participate in the 401(k) Restoration SERP.
401(k) SERP
The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
The 401(k) SERP was amended in 2013 to close participation in the Plan and to cease any future contributions after those made for the 2013 plan year. Mr. Mayes is the only NEO who currently participates in the 401(k) SERP. Upon amendment, all active participants as of December 31, 2013 were immediately vested in any benefit that had accrued on their behalf. The executive may invest his account balance in any investment funds available under our 401(k) Restoration SERP, except the Northern Trust and Invesco Stable Value Fund.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation payable to each NEO upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2014, and include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each NEO’s separation. Our stock price as of December 31, 2014 was $34.64.

Payments Made Upon Termination
Voluntary or Involuntary With Cause
Whether a NEO’s employment terminates voluntarily or terminates involuntarily with cause, he or she is generally only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in “2014 Pension and Retirement Benefits” above. For Mr. Chapman and Ms. Rutt, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan and for the Pension Restoration SERP. For Messrs. Mattes and Mayes, and Ms. Rutt, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. Mr. Mayes is also vested in the 401(k) SERP.

If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions is payable to the NEO. The entire 401(k) SERP balance is forfeited if termination is involuntary with cause. The 401(k) SERP and 401(k) Restoration SERP balances are not payable until the NEO attains age 55.
Pursuant to the Severance Policy discussed in more detail above under “Compensation Discussion and Analysis,” a voluntary termination by a NEO will be deemed a constructive termination thereby entitling him or her to the payments and benefits discussed below under “Involuntary Without Cause” upon the occurrence of any of the following events without the NEO’s express written consent:

•	A material reduction in the amount of the executive’s then current base salary or target bonus;

•	We require the executive to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Severance Policy by any successor company or any purchaser of all or substantially all of our assets; or

•	Any other action or inaction by us that constitutes a material breach of the terms and conditions of the Severance Policy.
Specifically regarding Mr. Mattes, under the terms of his employment agreement, he would also be entitled to receive, in the event of an involuntary termination with cause or a voluntary termination, payment for any unused vacation and unreimbursed business expenses, and his vested stock options would remain exercisable for 30 days (or the earlier scheduled expiration of the awards) unless otherwise determined by the Committee.
Involuntary Without Cause
In general, if a NEO is involuntarily terminated without cause, or a voluntary termination is deemed a constructive termination, pursuant to the Severance Policy and Mr. Mattes’ employment agreement, in addition to the foregoing, he or she is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality and non-competition (or other applicable) obligations):

•
With respect to Messrs. Mattes, Chapman and Mayes, a lump sum payment equal to two times (for Mr. Merz and Ms. Rutt, one and one-half times) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Plain in the year of termination;

•
A pro-rata award under our Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned (and, under Mr. Mattes’ employment agreement, assuming individual performance at target levels), payable when such awards are generally paid to others;

•
With respect to Messrs. Mattes, Chapman and Mayes, continued participation in all of our employee health and welfare benefit plans for two years (for Mr. Merz and Ms. Rutt, one and one-half years), or the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and generally remain exercisable for a period of three months following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•
Pro-rata performance share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in “2014 Pension and Retirement Benefits” above; and

•	Professional outplacement services for up to two years.
The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The NEO is only entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.
For Mr. Chapman and Ms. Rutt, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan. The nonqualified defined benefit plan values shown reflect the present value of the normal retirement benefit at age 65 as well. For Messrs. Mattes and Mayes and Ms. Rutt, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. Mr. Mayes is also vested in the 401(k) SERP.
For all applicable NEOs, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the NEO attains age 55.

Payments Made Upon Retirement
Generally, in the event of the retirement of a NEO at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause,” he or she is entitled to the following:

•	All outstanding unvested options immediately vest if the NEO had attained the age of 65 and completed five or more years of continuous employment;

•
All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the NEO’s age and years of continuous employment equals or exceeds 70; and

•
Pro-rata performance share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

In 2014, Mr. Chapman did not satisfy the retirement eligibility conditions for either the Qualified Retirement Plan or the Pension Restoration SERP. Similarly, in 2014, Ms. Rutt did not satisfy the retirement eligibility conditions for the Qualified Retirement Plan, the Pension Restoration SERP, or the Pension SERP.

The amounts shown for Messrs. Mattes and Mayes, and Ms. Rutt, also include the value of their vested nonqualified defined contribution balance in the 401(k) Restoration SERP. Mr. Mayes is also vested in his 401(k) SERP balance. Retirement eligibility is age 55 under the 401(k) SERP and the 401(k) Restoration SERP.

Payments Made Upon Death or Disability
Generally, in the event of the death or disability of a NEO, the NEO or his or her estate or beneficiaries would receive the same equity benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable and unvested options will be remmain exercisable for one year (or the earlier scheduled expiration thereof). In addition, the NEO or his or her estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.
Additionally, under Mr. Mattes’ employment agreement, Mr. Mattes (or Mr. Mattes’ estate or beneficiaries, as applicable) would be entitled to the following upon his death or disability (subject to a general release of claims and acknowledgment of his two-year non-competition, three-year non-solicitation and confidentiality covenants contained in the employment agreement only in the case of disability):

•	A pro-rata target award under our Annual Cash Bonus Plan based upon the time employed in the year of termination;

•
Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•
(Only following his disability) continued participation in all of our employee health and welfare benefit plans for a period of two years or the date he receives equivalent coverage from a subsequent employer.

NEOs who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the NEO’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, and elected to begin receiving the 50% joint and survivor form of payment. Benefits payable to the surviving spouse upon death of the NEO from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the NEO if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have ten years of service at the time of death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the NEO and spouse, that would have been payable to the executive if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had ten years of service and three years of service, respectively.
Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the NEO had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis for disability after the NEO has at least 15 years of service. Disability benefits under the 401(k) Restoration SERP are payable immediately on an unreduced basis.
For the defined benefit plans, we have shown the present value of the death benefits payable to the NEO’s spouse in case of the NEO’s death as of December 31, 2014. For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, the values shown reflect the present value of the early retirement benefits.
Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the NEO is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the RP-2014 Disabled Retirees mortality table with fully generational projection using MP-2014 and the assumptions noted under “Present Value of Accumulated Benefits” above. Mr. Chapman is eligible for the enhanced disability benefit under the defined benefit plans.
For both the death and disability scenarios, for all NEOs, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.

Payments Made Upon a Change-in-Control or Termination Following a Change-in-Control
Pursuant to the change-in-control agreements described previously, as well as Mr. Mattes’ employment agreement, in connection with a change-in-control the term of employment for each NEO will extend until at least the third anniversary of the change-in-control (two years for Mr. Mattes). If a NEO has his employment terminated without cause within such time following a change-in-control or if the NEO terminates his employment within such time under the constructive termination circumstances identified below, the NEO is entitled to the following benefits:

•	Unpaid base salary and accrued vacation pay and unreimbursed business expenses;

•
A lump sum payment equal to two times base salary as in effect on the date of termination for agreements entered into before 2011 and two times base salary and target bonus for agreements entered into thereafter (for Mr. Mattes, two times base salary and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination); and

•
Continued participation in our employee health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months (24 months for Mr. Mattes), excluding any equity compensation plans.

In addition to the benefits mentioned above, in the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, if following the change-in-control the NEO is terminated without cause or he terminates his employment under the constructive termination circumstances identified below, each NEO is automatically entitled to the following benefits:

•
If terminated after such change-in-control but before the expiration of the applicable deferral period, all outstanding unvested options immediately vest and remain exercisable pursuant to the terms of the applicable award agreement;

•	All outstanding RSUs immediately vest and become nonforfeitable; and

•	Unearned and non-forfeited performance-based shares become nonforfeitable at 100% of target.
Under Mr. Mattes’ employment agreement, in connection with a change-in-control, in addition to the benefits identified above, if within two years following the change-in-control Mr. Mattes is terminated without cause or he terminates his employment under the constructive termination circumstances identified in the employment agreement, he will also be entitled to receive:

•
A pro-rata award under our Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned and assuming individual performance at target levels, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.
For purposes of Mr. Mattes’ employment agreement, the equity compensation agreements and the change-in-control agreements for the other NEOs, a change-in-control is deemed to occur upon any of the following events (subject to limited exceptions described in such agreements):

•
We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities (except that for equity compensation agreements entered into after September 2009, the applicable beneficial ownership threshold is 30%);

•
We file a current report or proxy statement with the SEC disclosing that a change-in-control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction (however, this event would not trigger a change-in-control for purposes of Mr. Mattes’ employment agreement); or

•
If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Further, for purposes of the equity compensation agreements and the change-in-control agreements, a voluntary termination by a NEO upon a change-in-control will be deemed a constructive termination by us upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•
A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•
A good faith determination by the executive that the change-in-control has rendered him or her substantially unable to carry out or has substantially hindered his or her ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he or she held prior to the change-in-control;

•
We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•
We relocate and require the executive to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work, or requires the executive to travel significantly more than was previously required.

For purposes of Mr. Mattes’ employment agreement, the constructive termination circumstances that may trigger the receipt of severance payments and benefits as described above consist of (without Mr. Mattes’ express written consent):

•	Changes to Mr. Mattes’ title or material job duties resulting in a material diminution of his authority, duties, or responsibilities;

•	Material reduction in Mr. Mattes’ base salary rate or target annual cash bonus opportunity;

•	A requirement that Mr. Mattes move his principal job location more than 50 miles from our North Canton, Ohio corporate headquarters;

•	Mr. Mattes is removed by the Board of its own volition as a director;

•	Failure to obtain in writing the agreement of any of our successors (or purchaser of all or substantially all of our assets) to perform or be bound by the terms of Mr. Mattes’ employment agreement; or

•	Any other action or inaction by us that constitutes a material breach by us of Mr. Mattes’ employment agreement.
For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, each NEO actively employed as of December 31, 2014 may be entitled to the following:

•
If participating in the Qualified Pension Retirement Plan, Pension SERP and/or  Pension Restoration SERP the benefits are determined using the plan provisions as described in the “2014 Pension and Retirement Benefits” above;

•	If participating in the 401(k) Restoration Plan, a benefit equal to the one additional year of employer match, the amount of which is contributed to the 401(k) Restoration SERP;

•	401(k) SERP benefit; and

•	401(k) Restoration which includes for immediate vesting under the 401(k) Restoration Plan.
For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected, in the “Post-Termination Payments Table” below the present value of the accrued benefit payable at normal retirement. Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive’s early retirement date or the date of a change-in-control with termination.
For the 401(k) SERP and the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances, as well as an additional year of employer match. These balances are not payable to the NEO until he has attained at least age 55 under the terms of the nonqualified defined contribution plans. All NEOs are entitled to enhancements due to the change in control provisions, except for Mr. Chapman who does not participate in the 401(k) SERP or the 401(k) Restoration SERP.
Each of the change-in-control agreements with the NEOs is substantially similar. A form of these amended and restated agreements was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008 and Exhibit 10.1(ii) to our Annual Report on Form 10-K for the year ended December 31, 2013.

Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments
Under our existing change-in-control agreements as in effect for the NEOs (except Messrs. Mattes and Merz), if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment. The change in control agreements with Messrs. Mattes and Merz do not, and any future change-in-control agreements will not, include excise tax gross-ups.
Effect of Section 409A on Timing of Payments
With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Post-Termination Payments Table

Name	Compensation Components	Voluntary ($)	Involuntary with Cause ($)	Involuntary w/o Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control[1] ($)	Change in Control w/ Termination ($)
Andreas W. Mattes	Salary/Bonus	—	—	4,774,000	—	1,023,000	1,023,000	1,023,000	4,774,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	345,714	—	345,714	345,714	345,714	345,714
	Performance shares[2]	—	—	1,438,781	—	2,526,438	2,526,438	6,286,190	6,286,190
	RSUs	—	—	478,296	—	1,294,462	1,294,462	1,294,462	1,294,462
	Retirement Benefits:
	Qualified Retirement Plan/ SERP[3]	108,265	108,265	108,265	108,265	108,265	108,265	271,036	271,036
	Deferred Compensation Plan[4]	—	—	—	—	—	—	—	—
	Other Benefits[5]	—	—	105,698	—	—	39,349	39,349	66,349
	Total:	108,265	108,265	7,250,754	108,265	5,297,879	5,337,228	9,259,751	13,037,751
Christopher A. Chapman	Salary/Bonus	—	—	990,000	—	330,000	330,000	330,000	990,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	39,624	—	39,624	39,624	39,624	39,624
	Performance shares[2]	—	—	112,060	—	185,885	185,885	446,371	446,371
	RSUs	—	—	115,975	—	273,725	273,725	273,725	273,725
	Retirement Benefits:
	Qualified Retirement Plan/ SERP[3]	355,314	240,949	355,314	—	103,242	1,082,435	355,314	355,314
	Deferred Compensation Plan[4]	—	—	—	—	—	—	—	—
	Other Benefits[5]	—	—	31,731	—	—	—	16,731	16,731
	280G Excise Tax and Gross-up6	—	—	—	—	—	—	—	480,915
	Total:	355,314	240,949	1,644,704	—	932,476	1,911,669	1,461,765	2,602,680
George S. Mayes, Jr.	Salary/Bonus	—	—	2,268,750	—	467,500	467,500	467,500	1,567,500
	Accelerated Long-Term Incentives:
	Stock options	—	—	240,192	—	240,192	240,192	240,192	240,192
	Performance shares[2]	—	—	669,202	—	1,107,769	1,107,769	2,668,250	2,668,250
	RSUs	—	—	525,580	—	871,057	871,057	871,057	871,057
	Retirement Benefits:
	Qualified Retirement Plan/ SERP[3]	1,175,362	237,812	1,175,362	1,175,362	1,175,362	1,175,362	1,195,162	1,195,162
	Deferred Compensation Plan[4]	—	—	—	—	—	—	—	—
	Other Benefits[5]	—	—	42,440	—	—	—	13,720	23,720
	280G Excise Tax and Gross-up6	—	—	—	—	—	—	—	1,834,285
	Total:	1,175,362	237,812	4,921,526	1,175,362	3,861,880	3,861,880	5,455,881	8,400,166
Stefan Merz	Salary/Bonus	—	—	893,750	—	243,750	243,750	243,750	893,750
	Accelerated Long-Term Incentives:
	Stock options	—	—	7,522	—	7,522	7,522	7,522	7,522
	Performance shares[2]	—	—	55,583	—	169,606	169,606	507,891	507,891
	RSUs	—	—	102,132	—	239,778	239,778	239,778	239,778
	Retirement Benefits:
	Qualified Retirement Plan/ SERP[3]	14,559	14,559	14,559	14,559	14,559	14,559	28,059	28,059
	Deferred Compensation Plan[4]	—	—	—	—	—	—	—	—
	Other Benefits[5]	—	—	33,844	—	—	18,844	18,844	18,844
	Total:	14,559	14,559	1,107,390	14,559	675,215	694,059	1,045,844	1,695,844
Sheila M. Rutt	Salary/Bonus	—	—	880,823	—	203,267	203,267	203,267	880,823
	Accelerated Long-Term Incentives:
	Stock options	—	—	54,321	—	54,321	54,321	54,321	54,321
	Performance shares[2]	—	—	182,080	—	290,134	290,134	683,205	683,205
	RSUs	—	—	250,991	—	448,657	448,657	448,657	448,657
	Retirement Benefits:
	Qualified Retirement Plan/ SERP[3]	819,435	396,957	819,435	191,139	191,139	191,139	844,764	844,764
	Deferred Compensation Plan[4]	—	—	—	—	—	—	—	—
	Other Benefits[5]	—	—	24,688	—	—	—	9,688	17,302
	Total:	819,435	396,957	2,212,338	191,139	1,187,518	1,187,518	2,243,902	2,929,072

[1]
For this column, amounts assume a change-in-control of the Company effective as of December 31, 2014. The “Salary/Bonus” figure assumes the NEO's respective salary had already been paid throughout the 2014 year, and assumes the annual cash incentive bonus amount payable for 2014 at target levels, although actual amounts received may be higher or lower depending upon actual level of performance achieved. In addition, the “Other Benefits” in this column excludes financial planning benefits for Messrs. Mattes and Mayes, and Ms. Rutt, as well as outplacement services for Mr. Mattes.

[2]
For purposes of the 2012 to 2014 performance period, the actual payout was 0%. For the 2013 to 2015 period and 2014 to 2015 performance periods, payout was assumed to be at target levels. With respect to the Transformation Grant (as discussed in more detail in the “Compensation Discussion and Analysis”), the payout for the applicable performance periods, where applicable, was assumed to be at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved.

[3]
The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2014 Pension and Retirement Benefits.” The values were determined as of December 31, 2014 based on accrued benefits as of December 31, 2014, the date that accruals in these plans ceased. In addition, these values represent total values to the NEO under the given termination scenario. Retirement eligibility is age 50 with 70 points under the Qualified Pension, the Pension SERP and Pension Restoration SERP. The amounts shown above exclude the Qualified 401(k) Plan information. For Messrs. Mattes and Mayes and for Ms. Rutt, the values include the vested balance in the 401(k) Restoration SERP. For Mr. Mayes, the values include his vested balance in the 401(k) SERP.

[4]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.”

[5]
“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the NEO for health and welfare benefit plans, outplacement services and vacation payouts which the NEO was eligible to receive as of December 31, 2014.

[6]
Upon a change-in-control of the Company, certain of the executive may be subject to excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

REPORT OF AUDIT COMMITTEE
The Audit Committee is currently comprised of Patrick W. Allender, Chair, Roberto Artavia, Bruce L. Byrnes, Robert S. Prather, Jr. and Alan J. Weber. Each member of the committee is independent as defined in the NYSE Listed Company Manual and SEC rules. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.
The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2014. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61 “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States).
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC.
The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Audit Committee:
Patrick W. Allender, Chair
Roberto Artavia
Bruce L. Byrnes
Robert S. Prather, Jr.
Alan J. Weber

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the year ending December 31, 2015. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.
A representative of KPMG LLP is expected to be present at the 2015 Annual Meeting, to make a statement if he or she desires and to respond to appropriate questions.
Audit and Non-Audit Fees
The following table shows the aggregate fees billed to us for the annual audit and the review of the interim financial statements and other services provided by KPMG LLP for fiscal 2014 and 2013.

	2014	2013
Audit Fees[1]	$4,289,000	$4,694,000
Audit-Related Fees	—	—
Tax Fees[2]	356,000	371,000
All Other Fees[3]	—	30,000
Total	$4,645,000	$5,095,000

[1]
“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]
“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[3]
“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from our independent registered public accounting firm; however, for 2013, these fees consisted of transaction advisory services for our subsidiary in Turkey performed in 2012, but invoiced in 2013, as well as limited advisory services with respect to certain restructuring activities in the United Kingdom.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Patrick W. Allender, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Allender must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
Recommendation of the Board
The board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER
COMPENSATION
In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to our NEOs, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and thus not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding named executive officer compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. After the 2015 Annual Meeting, the next such vote will occur at our 2016 Annual Meeting of Shareholders.
“Compensation Discussion and Analysis” and “Executive Compensation” above describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide us with dynamic leadership and are instrumental to our success. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:
“RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Recommendation of the Board
The Board recommends that you approve, on an advisory basis, the Company’s named executive officer compensation by voting FOR Proposal 3.

PROPOSAL 4: APPROVAL OF THE DIEBOLD, INCORPORATED
ANNUAL CASH BONUS PLAN
General
The Diebold, Incorporated Annual Cash Bonus Plan has afforded the Board and the Compensation Committee the ability to offer compensatory cash awards designed to reward and incent our officers and key employees in advancement of our interests and long-term strategies. In order to continue to enhance our ability to attract and retain officers and key employees, the Board revised the Plan subject to approval of our shareholders (the “Cash Bonus Plan”). A prior version of the Cash Bonus Plan was previously approved by the Company’s shareholders in 2010 and will expire at this Annual Meeting. If the new Cash Bonus Plan is not approved, cash bonus payments made by us will not qualify as “performance-based compensation” for purposes of 162(m) of the Internal Revenue Code, and we will not be able to deduct certain compensation expenses.
The Board recommends a vote for approval of the Cash Bonus Plan. Incentive bonus payments made under the Cash Bonus Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to its Chief Executive Officer or certain of its most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders every five years. As in the past, the Cash Bonus Plan will require the Compensation Committee to use goals and formulas that could be verified by an independent third party to fund bonuses, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Cash Bonus Plan.
Summary of Terms
The following is a summary of the terms of the Cash Bonus Plan and is qualified in its entirety by reference to the complete text of the Cash Bonus Plan, which is set forth in Exhibit A.
Administration
The Cash Bonus Plan is administered by the Compensation Committee or any other committee appointed by the Board to administer the Cash Bonus Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code). In administering the Cash Bonus Plan, the Compensation Committee shall have full power and authority to interpret and administer the Cash Bonus Plan and shall have the exclusive right to establish Management Objectives (as defined below) and the amount of incentive bonuses payable upon achievement of such objectives.
Eligible Executive
Participation in the Cash Bonus Plan will be limited to “Eligible Executives,” which includes our Chief Executive Officer, each employee who the Compensation Committee determines is reasonably likely to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code and each other executive officer or other employee of Diebold or our subsidiaries designated by the Compensation Committee. At present, under the Cash Bonus Plan, there would be approximately 15 Eligible Executives, including the NEOs, participating.
Management Objectives
An Eligible Executive’s right to receive a bonus under the Cash Bonus Plan depends on achievement of certain specified performance goals, referred to as “Management Objectives.” Management Objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the company or subsidiary in which the Eligible Executive is employed. The Management Objectives are limited to specified levels of growth in, or relative peer company performance in, one or more of the following: (i)    sales, including net sales, unit sales volume, and aggregate product price; (ii) share price, including market price per share, and share price appreciation; (iii) earnings, including earnings per share, reflecting dilution of shares, gross or pre-tax profits, post-tax profits, operating profit, earnings net of or including dividends, earnings net of or including the after-tax cost of capital, earnings before (or after) interest and taxes (“EBIT”), earnings per share from continuing operations, diluted or basic, earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, operating earnings, growth in earnings or growth in earnings per share, and total earnings; (iv) return on equity, including return on equity, return on invested capital, return or net return on assets, return on net assets, return on equity, return on gross sales, return on investment, return on capital, return on invested capital, return on committed capital, financial return ratios, value of assets, and change in assets; (v) cash flow(s), including operating cash flow, net cash flow, free cash flow, and cash flow on investment; (vi) revenue, including gross or net revenue, and changes in annual revenues; (vii) margins, including adjusted pre-tax margin, and operating margins; (viii) income, including net income, and consolidated net income; (ix) economic value added; (x) costs, including operating or administrative expenses, operating expenses as a percentage of revenue, expense or cost levels, reduction of losses, loss ratios or expense ratios, reduction in fixed costs, expense reduction levels, operating cost management, and cost of capital; (xi) financial ratings, including credit rating, capital expenditures, debt, debt reduction, working capital, average invested capital, and attainment of balance sheet or income statement objectives; (xii) market or category share, including market share, volume, unit sales volume, and market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (xiii) shareholder return, including total shareholder return, shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and dividends; and (xiv) objective nonfinancial performance criteria measuring either regulatory compliance, productivity and productivity improvements, inventory turnover, average inventory turnover or inventory controls, net asset turnover, customer satisfaction based on specified objective goals or company-sponsored customer surveys, employee satisfaction based on specified objective goals or company-sponsored employee surveys, objective employee diversity goals, employee turnover, specified objective environmental goals, specified objective social goals, specified objective goals in corporate ethics and integrity, specified objective safety goals, specified objective business expansion goals or goals relating to acquisitions or divestitures, and succession plan development and implementation.

Subject to compliance with Section 162(m), the Compensation Committee may, for a Performance Period, amend or adjust the applicable Management Objective(s) or other terms and conditions relating thereto in recognition of acquisitions or divestitures; litigation or claim judgments or settlements; or reorganization and restructuring programs; or unusual, nonrecurring or one-time events affecting us or our subsidiaries, our financial statements, or changes in law or accounting principles.
Awards
Not later than the earlier of (i) 90th day of after the beginning of the Performance Period or (ii) the expiration of twenty-five percent (25%) of the Performance Period, the Compensation Committee will establish the Management Objectives for all Eligible Executives and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Compensation Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives.

The Compensation Committee may not modify any terms of awards established (other than in connection with an Eligible Executive’s death or disability, or a change in control), except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

The Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero). Notwithstanding any other provision of the Cash Bonus Plan to the contrary, in no event shall the incentive bonus paid to an Eligible Executive under the Cash Bonus Plan for a year exceed $10 million.

If an Eligible Executive’s employment with us is terminated during a Performance Period by reason of his or her death or disability, or in the Compensation Committee’s discretion any other termination other than a termination for “cause,” to the extent not established by another applicable agreement, the Eligible Executive will receive a pro-rated incentive bonus.
Committee Certification
As soon as practicable after the end of the Performance Period, which is typically the fiscal year of the Company, the Compensation Committee will determine whether the Management Objective(s) have been achieved and the amount of the incentive bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.
Amendment and Termination
The Committee may amend the Cash Bonus Plan from time to time, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Committee may also terminate the Cash Bonus Plan, on a prospective basis only, at any time.
Effective Date
Subject to approval by the shareholders, the Cash Bonus Plan shall remain effective until the first annual meeting of shareholders held in the 2020 fiscal year, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m).

Cash Bonus Plan Benefits
Since the Cash Bonus Plan affords the Compensation Committee discretion in establishing target bonuses and payouts (subject to the $10 million annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Cash Bonus Plan. If the Cash Bonus Plan is not approved by shareholders, no bonuses will be paid under the Cash Bonus Plan.  The prior version of the Cash Bonus Plan will expire at this Annual Meeting, and no bonuses will be paid under that plan for fiscal years beginning on or after January 1, 2016.
Federal Tax Implications
Under present federal income tax law, a Cash Bonus Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Cash Bonus Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Cash Bonus Plan participant.
Recommendation of the Board
The Board recommends a vote FOR the approval of the Diebold, Incorporated Annual Cash Bonus Plan, as revised.

SHAREHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements, annual reports and Notice of Internet Availability of Proxy Materials. This means that, if shareholders within the same household request a physical copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2014, this proxy statement or Notice of Internet Availability of Proxy Materials to you if you share an address subject to householding. Please contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.
EXPENSES OF SOLICITATION
The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Innisfree M&A Incorporated, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $15,000.
SHAREHOLDER PROPOSALS
We must receive by November 14, 2015 any proposal of a shareholder intended to be presented at our 2016 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2016 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.
Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2016 Annual Meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2016 Annual Meeting, or non-Rule 14a-8 proposals, must be received by us at our principal executive office on or between December 14, 2015 and January 13, 2016 (or, if the 2016 Annual Meeting is held more than 30 days prior to or after April 23, 2016, not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our code of regulations.
Non-Rule 14a-8 proposals must comply with certain provisions of our code of regulations. Our proxy related to the 2016 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2016 Annual Meeting.

OTHER MATTERS
We are not aware of any matters to be presented at the 2015 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2015 Annual Meeting.

For information on how to obtain directions to be able to attend the 2015 Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
By Order of the Board of Directors
Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary
Canton, Ohio
March 11, 2015

Directions to Courtyard Marriott
4375 Metro Circle NW, North Canton, Ohio 44720
From Akron-Canton Regional Airport
Take Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Youngstown (East)
Take Interstate 76 West to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:
		☐	☐	☐
1. Election of Directors
Nominees
01 Patrick W. Allender	02 Phillip R. Cox	03 Richard L. Crandall		04 Gale S. Fitzgerald	05 Gary G. Greenfield
06 Andreas W. Mattes	07 Robert S. Prather, Jr.	08 Rajesh K. Soin		09 Henry D. G. Wallace	10 Alan J. Weber

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.						For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;						☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.						☐	☐	☐
4. To approve the Diebold, Incorporated Annual Cash Bonus Plan.						☐	☐	☐
NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote FOR these items.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature [PLEASE SIGN WITHIN BOX]				Date				Date

PLEASE VOTE TODAY

PLEASE VOTE TODAY
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Andreas W. Mattes and Christopher A. Chapman, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 27, 2015, at the annual meeting of shareholders, which will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720 (directions available in the proxy statement) on April 23, 2015 at 11:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by Wells Fargo Bank, N.A. for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Bank of America Merrill Lynch, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #610146 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #610147. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 22, 2015 the Trustee will vote your shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side